Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

BROADWAY FINANCIAL CORPORATION

and

CFBANC CORPORATION

Dated as of August 25, 2020

TABLE OF CONTENTS

ARTICLE I THE MERGER		1

1.1	The Merger	1
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of CFB Common Stock	2
1.6	Conversion of CFB Preferred Stock	3
1.7	BYFC Stock	4
1.8	Certificate of Incorporation of Surviving Entity	4
1.9	Bylaws of Surviving Entity	4
1.10	Tax Consequences	4
1.11	Bank Merger	4

ARTICLE II EXCHANGE OF SHARES		5

2.1	BYFC to Make Consideration Available	5
2.2	Exchange of Shares	5
2.3	Dissenting Shareholders	7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF CFB		8

3.1	Corporate Organization	9
3.2	Capitalization	10
3.3	Authority; No Violation	11
3.4	Consents and Approvals	12
3.5	Reports	13
3.6	Financial Statements	13
3.7	Brokers’ Fees	15
3.8	Books and Records	15
3.9	Absence of Certain Changes or Events	15
3.10	Legal Proceedings	15
3.11	Taxes and Tax Returns	16
3.12	Labor Relations	18
3.13	Employees	20
3.14	Compliance with Applicable Law	22
3.15	Certain Contracts	24
3.16	Agreements with Regulatory Agencies	26
3.17	Environmental Matters	26
3.18	Investment Securities	27
3.19	Assets	27
3.20	Intellectual Property	28
3.21	Related Party Transactions	28
3.22	State Takeover Laws	29
3.23	Reorganization	29

3.24	Opinion	29
3.25	CFB Information	29
3.26	Allowance for Loan and Lease Losses	29
3.27	Loan Portfolio	29
3.28	Insurance	30
3.29	Investment Advisory, Insurance and Broker-Dealer Matters	31
3.30	CDFI Status	31
3.31	No Other Representations or Warranties	31

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BYFC		32

4.1	Corporate Organization	32
4.2	Capitalization	33
4.3	Authority; No Violation	34
4.4	Consents and Approvals	35
4.5	Reports	36
4.6	Financial Statements	36
4.7	Brokers’ Fees	38
4.8	Books and Records	38
4.9	Absence of Certain Changes or Events	38
4.10	Legal Proceedings	38
4.11	Taxes and Tax Returns	39
4.12	Labor Relations	40
4.13	Employees	42
4.14	SEC Reports	45
4.15	Compliance with Applicable Law	45
4.16	Certain Contracts	47
4.17	Agreements with Regulatory Agencies	49
4.18	Risk Management Instruments	49
4.19	Environmental Matters	50
4.20	Investment Securities	50
4.21	Assets	50
4.22	Intellectual Property	51
4.23	Related Party Transactions	51
4.24	State Takeover Laws	51
4.25	Antitakeover Matters	51
4.26	Reorganization	52
4.27	Opinion	52
4.28	BYFC Information	52
4.29	Allowance for Loan and Lease Losses	52
4.30	Loan Portfolio	52
4.31	Insurance	53
4.32	Investment Advisory, Insurance and Broker Dealer Matters	54
4.33	CDFI/MDI Status	54
4.34	No Other Representations or Warranties	54

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		55

5.1	Conduct of Businesses Prior to the Effective Time	55
5.2	Forbearances	55

ARTICLE VI ADDITIONAL AGREEMENTS		58

6.1	Regulatory Matters	58
6.2	Access to Information; Confidentiality	60
6.3	Stockholders’ Approvals	61
6.4	Legal Conditions to Merger	63
6.5	Stock Exchange Listing	63
6.6	Employee Benefit Plans	64
6.7	Indemnification; Directors’ and Officers’ Insurance	65
6.8	Additional Agreements	66
6.9	Advice of Changes	66
6.10	Stockholder Litigation	67
6.11	Corporate Governance	67
6.12	Acquisition Proposals	68
6.13	Public Announcements	70
6.14	Change of Method	70
6.15	Tax Treatment	70
6.16	Restructuring Efforts	71
6.17	Takeover Statutes	71

ARTICLE VII CONDITIONS PRECEDENT		71

7.1	Conditions to Each Party’s Obligation to Effect the Merger	71
7.2	Conditions to Obligations of BYFC	72
7.3	Conditions to Obligations of CFB	73

ARTICLE VIII TERMINATION AND AMENDMENT		74

8.1	Termination	74
8.2	Effect of Termination	75

ARTICLE IX GENERAL PROVISIONS		77

9.1	Amendment	77
9.2	Extension; Waiver	77
9.3	Nonsurvival of Representations, Warranties and Agreements	77
9.4	Expenses	77
9.5	Notices	77
9.6	Interpretation	78
9.7	Counterparts	79
9.8	Entire Agreement	79
9.9	Governing Law; Jurisdiction	79
9.10	Waiver of Jury Trial	80
9.11	Assignment; Third-Party Beneficiaries	80
9.12	Specific Performance	81

9.13	Severability	81
9.14	Confidential Supervisory Information	81
9.15	Delivery by Facsimile or Electronic Transmission	81

Exhibit A — Form of Broadway Financial Corporation Amended Certificate

Exhibit B — Form of Broadway Financial Corporation Amended Bylaws

v

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	69
Agreement	1
ALLL	29
Articles of Merger	2
assets	79
Bank Merger	4
Bank Merger Agreement	4
Bank Merger Certificates	4
BHC Act	9
Business Day	79
BYFC	1
BYFC Amended Bylaws	4
BYFC Amended Certificate	4
BYFC Benefit Corporation Vote	35
BYFC Benefit Plans	42
BYFC Board Recommendation	61
BYFC Bylaws	32
BYFC Certificate	32
BYFC Common Stock	3
BYFC Contract	49
BYFC Directors	67
BYFC Disclosure Schedule	32
BYFC Equity Awards	33
BYFC ERISA Affiliate	43
BYFC ESOP	33
BYFC Indemnified Parties	65
BYFC Meeting	61
BYFC Preferred Stock	3
BYFC Qualified Plans	43
BYFC Regulatory Agreement	49
BYFC Reports	32
BYFC Securities	34
BYFC Stock	3
BYFC Stock Options	33
BYFC Subsidiary	33
BYFC Subsidiary Bank	4
BYFC Subsidiary Securities	34
BYFC Voting Common Stock	2
Call Reports	14
CDFI	31
CFB	1
CFB Articles	9
CFB Benefit Plans	20
CFB Board Recommendation	61
CFB Bylaws	9
CFB Class A Common Stock	2
CFB Class B Common Stock	2
CFB Common Stock	2
CFB Contract	26
CFB Directors	67
CFB Disclosure Schedule	8
CFB ERISA Affiliate	20
CFB Financial Statements	13
CFB Indemnified Parties	65
CFB Meeting	61
CFB Preferred Stock	3
CFB Qualified Plans	21
CFB Regulatory Agreement	26
CFB Securities	10
CFB Stock	3
CFB Subsidiary	9
CFB Subsidiary Bank	4
CFB Subsidiary Securities	11
Chosen Courts	80
Class A Merger Consideration	2
Class B Merger Consideration	3
Closing	2
Closing Date	2
COBRA	18
Code	1
Confidentiality Agreement	61
DC Code	1
Delaware Secretary	2
DGCL	1
Dissenting Shareholders	8
Dissenting Shares	8
DOL	19
Effective Time	2
Enforceability Exceptions	12
Environmental Laws	27
ERISA	20
Exchange Act	28
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	2

Existing BYFC Non-Voting Common Stock	33
FDIC	10
Federal Reserve Act	23
Federal Reserve Board	12
FINRA	31
GAAP	9
Governmental Entity	12
HOLA	32
Independent Contractors	18
Intellectual Property	28
Investment Advisers Act	31
IRS	20
Joint Proxy Statement	12
Knowledge	79
Liens	11
Loans	29
made available	79
Material Adverse Effect	9
Materially Burdensome Regulatory Condition	60
Mayor	2
MDI	54
Merger	1
Merger Consideration	3
Multiemployer Plan	21
Multiple Employer Plan	21
Nasdaq	6
New Benefit Plans	64
New BYFC Non-Voting Common Stock	3
New Certificates	5
OCC	12
Old Certificate	3
ordinary course of business consistent with past practice	79
Permitted Encumbrances	27
Person	79
Personal Data	23
Preferred Merger Consideration	3
Recommendation Change	62
Regulatory Agencies	13
Representatives	68
Requisite BYFC Vote	35
Requisite CFB Votes	11
Requisite Regulatory Approvals	59
Rights Agreement	51
S-4	12
Sarbanes-Oxley Act	23
SEC	12
Securities Act	32
Security Breach	23
SRO	13
Subchapter XI	8
Subsidiary	10
Superior Proposal	63
Surviving Bank	4
Surviving Entity	1
Systems	23
Takeover Statutes	29
Tax	17
Tax Return	17
Taxes	17
Termination Date	74
Termination Fee	75
Treasury Regulations	1
WARN Act	19

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 25, 2020 (this “Agreement”), is by and between Broadway Financial Corporation, a Delaware corporation (“BYFC”) and CFBanc Corporation, a District of Columbia corporation (“CFB”). BYFC and CFB are sometimes referred to herein as a “party” or the “parties”.

W I T N E S S E T H:

WHEREAS, the Boards of Directors of BYFC and CFB have determined that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which CFB will, subject to the terms and conditions set forth herein, merge with and into BYFC (the “Merger”), so that BYFC is the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger;

WHEREAS, a principal strategic motivation of the parties hereto in entering into this Agreement and providing for the Merger is to create an institution with greater scale and capacity to expand the community development investments and initiatives by BYFC and CFB in their respective communities;

WHEREAS, in furtherance thereof, the respective Boards of Directors of BYFC and CFB have approved and declared advisable the Merger and adopted this Agreement;

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code by the U.S. Department of the Treasury (the “Treasury Regulations”) for purposes of Sections 354, 361 and 368 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1          The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the District of Columbia Business Corporation Act of 2010, as amended (the “DC Code”), at the Effective Time, CFB shall merge with and into BYFC pursuant to this Agreement. BYFC shall be the Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of CFB shall terminate.

1.2          Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Eastern Time, on a date which shall be no later than three Business Days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to by CFB and BYFC. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3          Effective Time. On or (if agreed by CFB and BYFC) prior to the Closing Date, BYFC and CFB, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and articles of merger with the Mayor of the District of Columbia (the “Mayor”) (collectively, the “Articles of Merger”).  The BYFC Amended Certificate which (subject to approval by the stockholders of BYFC as set forth in this Agreement) will become effective at the Effective Time shall be attached as an exhibit to the certificate of merger filed with the Delaware Secretary. The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the DGCL and DC Code, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and the DC Code.

1.5          Conversion of CFB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of BYFC, CFB or the holder of any stock or other securities of BYFC or CFB:

(a)           Subject to Section 2.2(e), (i) each share of the Class A Common Stock, par value $0.50 per share, of CFB issued and outstanding immediately prior to the Effective Time (the “CFB Class A Common Stock”), except for shares of CFB Class A Common Stock owned by CFB or BYFC (in each case other than shares of CFB Class A Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or held in CFB Benefit Plans or (B) held, directly or indirectly, by CFB or BYFC in respect of debts previously contracted) and Dissenting Shares, shall be converted into 13.626 shares (the ratio of 1:13.626, the “Exchange Ratio,” and such shares, the “Class A Merger Consideration”) of the voting common stock, par value $0.01 per share, of BYFC (the “BYFC Voting Common Stock”) and (ii) each share of the Class B Common Stock, par value $0.50 per share, of CFB issued and outstanding immediately prior to the Effective Time (the “CFB Class B Common Stock” and, together with the CFB Class A Common Stock, the “CFB Common Stock”), except for shares of CFB Class B Common Stock owned by CFB or BYFC (in each case other than shares of CFB Class B Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or held in CFB Benefit Plans or (B) held, directly or indirectly, by CFB or BYFC in respect of debts previously contracted) and Dissenting Shares, shall be converted using the Exchange Ratio into shares

(such shares, the “Class B Merger Consideration”) of Class B non-voting common stock, a new class of non-voting common stock of BYFC that will be authorized by the BYFC Amended Certificate, which will have substantially the same terms as the CFB Class B Common Stock immediately prior to the Effective Time (the “New BYFC Non-Voting Common Stock”, and together with the Existing BYFC Non-Voting Common Stock and the BYFC Voting Common Stock, the “BYFC Common Stock”).

(b)           All of the shares of CFB Stock converted into the right to receive the Merger Consideration, as applicable, pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of CFB Stock) previously representing any such shares of CFB Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of applicable BYFC Stock into which such shares of CFB Stock have been converted, (ii) cash in lieu of the issuance of fractional shares into which the shares of CFB Stock represented by such Old Certificate have been converted pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of any BYFC Stock or CFB Stock or securities convertible or exchangeable into or exercisable for shares of any BYFC Stock or CFB Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, redenomination stock dividend or distribution, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, merger, issuer tender or exchange offer or other similar transaction, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give BYFC and the holders of CFB Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit CFB or BYFC to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)           Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of CFB Common Stock that are owned by CFB or BYFC (in each case other than shares of CFB Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or held in CFB Benefit Plans or (ii) held, directly or indirectly, by CFB or BYFC in respect of debts previously contracted) shall be cancelled and shall cease to exist and no BYFC Common Stock or other consideration shall be delivered in exchange therefor.

1.6          Conversion of CFB Preferred Stock. At the Effective Time, each share of Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B, par value $0.50 per share, of CFB (the “CFB Preferred Stock” and, together with the CFB Common Stock, the “CFB Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share (the “Preferred Merger Consideration”, and together with the Class A Merger Consideration and Class B Merger Consideration, the “Merger Consideration”) of Series A preferred stock of BYFC (the “BYFC Preferred Stock” and, together with the BYFC Common Stock, the “BYFC Stock”), which shall have such rights, preference, privileges, and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holders of CFB Preferred Stock than the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of the CFB Preferred Stock that are in effect immediately prior to the Effective Time, taken as a whole.

1.7          BYFC Stock. At and after the Effective Time, each share of BYFC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.

1.8          Certificate of Incorporation of Surviving Entity. At the Effective Time, the certificate of incorporation of BYFC, as amended and as set forth in Exhibit A (such amendment, the “BYFC Amended Certificate”), shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

1.9          Bylaws of Surviving Entity. At the Effective Time, the bylaws of BYFC, as amended as set forth in Exhibit B (such amendment, the “BYFC Amended Bylaws”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

1.10        Tax Consequences. The parties (a) intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) for the purposes of Sections 354, 361 and 368 of the Code.

1.11        Bank Merger. Immediately following the Merger, Broadway Federal Bank, f.s.b., and wholly owned Subsidiary of BYFC (“BYFC Subsidiary Bank”), will merge with and into City First Bank of D.C., National Association, a national banking association and wholly owned Subsidiary of CFB (“CFB Subsidiary Bank”) (the “Bank Merger”). CFB Subsidiary Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of BYFC Subsidiary Bank shall cease. In connection with the Bank Merger, CFB, in its capacity as the sole shareholder of the CFB Subsidiary Bank, shall, and shall cause CFB Subsidiary Bank to, take all actions necessary to amend the CFB Subsidiary Bank’s articles of incorporation to change its name as mutually agreed to by the parties and to amend its bylaws and take such other actions as necessary to effect Section 6.11 hereof. Promptly after the date of this Agreement, CFB and BYFC shall cause CFB Subsidiary Bank and BYFC Subsidiary Bank, respectively, to enter into an agreement and plan of merger in form and substance agreed by CFB and BYFC, which shall be customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”). Each of CFB and BYFC shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of CFB Subsidiary Bank and BYFC Subsidiary Bank, respectively, and CFB and BYFC shall, and shall cause CFB Subsidiary Bank and BYFC Subsidiary Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

ARTICLE II

EXCHANGE OF SHARES

2.1          BYFC to Make Consideration Available. Prior to the Effective Time, BYFC shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by BYFC and CFB (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, certificates or, at BYFC’s option, evidence in book-entry form, representing shares of BYFC Common Stock to be issued pursuant to Section 1.5 and BYFC Preferred Stock to be issued pursuant to Section 1.6 (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of BYFC Stock payable in accordance with Section 2.2(b), being referred to herein as the “Exchange Fund”).

2.2          Exchange of Shares.

(a)           As promptly as practicable after the Effective Time, but in no event later than five days thereafter, Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of CFB Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive BYFC Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) in form and substance mutually acceptable to CFB and BYFC and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of BYFC Stock and any cash in lieu of fractional shares which the shares of CFB Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of CFB Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, if applicable, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, (i) a New Certificate representing that number of whole shares of BYFC Stock to which such holder of CFB Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates.

(b)           No dividends or other distributions declared with respect to BYFC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old

Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of BYFC Stock that the shares of CFB Stock represented by such Old Certificate have been converted into the right to receive.

(c)           If any New Certificate representing shares of BYFC Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of BYFC Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           After the Effective Time, there shall be no transfers on the stock transfer books of CFB of the shares of CFB Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of BYFC Stock and any cash in lieu of fractional shares and/or in respect of dividends or distributions as provided in this Article II.

(e)           Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of BYFC Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to BYFC Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of BYFC. In lieu of the issuance of any such fractional share, the Surviving Entity shall pay to each former holder of CFB Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily closing-sale prices of BYFC Voting Common Stock on the Nasdaq Capital Market (“Nasdaq”) as reported by Nasdaq (or, if not reported thereby, any other authoritative source) for the consecutive period of ten full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share of BYFC Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)            Any portion of the Exchange Fund that remains unclaimed by the shareholders of CFB for 12 months after the Effective Time shall be paid to the Surviving Entity. Any former holders of CFB Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of BYFC Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the BYFC Stock deliverable in respect of each former share of CFB Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BYFC, CFB, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of CFB Stock for any amount that would have otherwise been payable in respect of any Old Certificate from the Exchange Fund delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of CFB Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)           The Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of BYFC Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of CFB Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Entity or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of CFB Stock in respect of which the deduction and withholding was made by the Surviving Entity or the Exchange Agent, as the case may be.

(h)           In the event any Old Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Exchange Agent, the posting by such person of a bond in such amount as Surviving Entity or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of BYFC Stock, any cash in lieu of fractional shares and/or any dividends or distributions, as applicable, deliverable in respect thereof pursuant to this Agreement.

(i)            Rights of Former CFB Shareholders. If any Old Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any person previously entitled thereto.

2.3          Dissenting Shareholders.

(a)           Notwithstanding anything in this Agreement to the contrary, shares of CFB Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any holder who is entitled to demand and properly demands appraisal of such shares of CFB Stock pursuant to, and who complies in all respects with, the provisions of Subchapter

XI of the DC Code (“Subchapter XI”) (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive any of the Merger Consideration (the “Dissenting Shares”), but instead such Holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Subchapter XI. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Dissenting Shareholder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Subchapter XI.  Notwithstanding the foregoing, if any such Dissenting Shareholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Subchapter XI, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Subchapter XI, then such shares of CFB Stock shall cease to constitute Dissenting Shares and the right of such holder to be paid the fair value of such Holder’s Dissenting Shares under Subchapter XI shall be forfeited and cease and, if such forfeiture shall occur following the Effective Time, each such formerly Dissenting Shares shall thereafter be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.5(b) and Section 1.6, as applicable, any fractional share payment and any dividends or distributions pursuant to Section 1.5(b).

(b)           CFB shall give BYFC prompt written notice (and in any event within 48 hours) of any demands for appraisal of any shares of CFB Stock and any withdrawals of such demands, and BYFC shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. CFB shall not, except with the prior written consent of BYFC, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by any holder of CFB Common Stock to timely deliver a written demand for appraisal or the taking of any other action by any such holder as may be necessary to perfect appraisal rights under the Subchapter XI, or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CFB

Except as disclosed in the disclosure schedule delivered by CFB to BYFC concurrently herewith (the “CFB Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the CFB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CFB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (i) any other section of this Article III specifically referenced or cross-referenced and (ii) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, CFB hereby represents and warrants to BYFC as follows:

3.1          Corporate Organization.

(a)           CFB is a benefit corporation duly organized, validly existing and in good standing under the laws of the District of Columbia and is a bank holding company duly registered as such under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). CFB has the corporate power and authority to own, lease or operate all of its assets and to carry on its business as it is now being conducted. CFB is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CFB. As used in this Agreement, the term “Material Adverse Effect” means, with respect to CFB, BYFC or the Surviving Entity, as the case may be, any effect, change, event, fact, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war, acts of terrorism, civil unrest, natural disasters and any epidemic, pandemic or disease outbreak (including the COVID-19 virus)) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions or omissions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. True and complete copies of the articles of incorporation of CFB (the “CFB Articles”) and the bylaws of CFB (the “CFB Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by CFB to BYFC.

(b)           Each Subsidiary of CFB (a “CFB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on CFB, and (iii) has all requisite corporate power and authority to own, lease or operate its assets and to carry on its business as now conducted. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is, or directly or indirectly has the power to appoint, a general partner, manager or managing member or others performing similar functions. There are no restrictions on the ability of any Subsidiary of CFB to pay dividends or distributions except, in the case of the CFB Subsidiary Bank, for restrictions on dividends or distributions generally applicable to all similarly regulated entities (including under state law applicable to such Subsidiary). The deposit accounts of CFB Subsidiary Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950), all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the CFB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of CFB as of the date hereof. No Subsidiary of CFB is in material violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of CFB. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of CFB other than the CFB Subsidiaries.

3.2          Capitalization.

(a)           The authorized capital stock of CFB consists of 3,000,000 shares of CFB Class A Common Stock, 3,000,000 shares of CFB Class B Common Stock, and 1,000,000 shares of CFB Preferred Stock. As of the date of this Agreement, there are (i) 1,027,438 shares of CFB Class A Common Stock issued and outstanding, (ii) 836,975 shares of CFB Class B Common Stock issued and outstanding, (iii) 33,000 shares of CFB Class A Common Stock held in treasury, (iv) 3,000 shares of CFB Preferred Stock issued and outstanding and (v) no other shares of capital stock or other voting securities or equity interests of CFB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of CFB Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CFB may vote. There are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in CFB, or contracts, commitments, understandings or arrangements by which CFB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in CFB or that otherwise obligate CFB to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “CFB Securities”). No equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of CFB or any of its Subsidiaries) are outstanding. No CFB Subsidiary owns any capital stock of CFB. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which CFB or any of its Subsidiaries is a party with respect to the voting or transfer of CFB Stock, capital stock or other voting or equity securities or ownership interests of CFB or granting any shareholder or other person any registration rights.

(b)           CFB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the CFB Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any CFB Subsidiary, or contracts, commitments, understandings or arrangements by which any CFB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such CFB Subsidiary, or otherwise obligating any CFB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “CFB Subsidiary Securities”).

3.3          Authority; No Violation.

(a)           CFB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of CFB. The Board of Directors of CFB has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of CFB and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to CFB’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on this Agreement by the holders of CFB Class A Common Stock, CFB Class B Common Stock and CFB Preferred Stock, each voting as a separate class (the “Requisite CFB Votes”), and subject to the adoption and approval of the Bank Merger Agreement by the CFB Subsidiary Bank’s board of directors and by CFB as CFB Subsidiary Bank sole shareholder, no other corporate proceedings on the part of CFB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CFB and (assuming due authorization, execution and delivery by BYFC) constitutes a valid and binding obligation of CFB, enforceable against CFB in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)           Neither the execution and delivery of this Agreement by CFB nor the consummation by CFB of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by CFB with any of the terms or provisions hereof, will (i) violate any provision of the CFB Articles or the CFB Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any CFB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CFB or any of its Subsidiaries or any of their respective assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective assets of CFB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CFB or any of its Subsidiaries is a party, or by which they or any of their respective assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CFB.

3.4          Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with Nasdaq, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (“OCC”), and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking regulatory authorities listed on Section 3.4 of the CFB Disclosure Schedule or Section 4.4 of the BYFC Disclosure Schedule and approval of such applications, filings and notices, (f) the filing by BYFC with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by BYFC in connection with the transactions contemplated by this Agreement (the “S-4”), and the declaration of effectiveness of the S-4, (g) the filing of the Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Mayor pursuant to the DC Code, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BYFC Stock pursuant to this Agreement and the approval of the listing of such BYFC Voting Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality or SRO (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by CFB of this Agreement or (ii) the consummation by CFB of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, CFB is not aware of any reason why the necessary regulatory approvals and consents will not be received by CFB to permit consummation of the Merger and Bank Merger on a timely basis.

3.5          Reports. CFB and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2017 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) (clauses (i) — (vii), collectively, “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable law and the requirements of the applicable Regulatory Agency. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business consistent with past practice of CFB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of CFB, investigation into the business or operations of CFB or any of its Subsidiaries since January 1, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CFB or any of its Subsidiaries and (ii) are not any unresolved disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of CFB or any of its Subsidiaries since January 1, 2017.

3.6          Financial Statements.

(a)           CFB has made available, or with respect to financial statements at dates or for periods after the date of this Agreement, will promptly make available, to BYFC (i) the consolidated balance sheets (including related notes and schedules, if any) of CFB and its Subsidiaries as of December 31, 2020, 2019, 2018 and 2017 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the fiscal years ended December 31, 2019, 2018 and 2017, which have been audited, (ii) the consolidated balance sheet (including related notes and schedules, if any) of CFB and its Subsidiaries as of June 30, 2020, and the related statements of income (including related notes and schedules, if any) for the six months ended June 30, 2020, which have not been audited, and (iii) the consolidated balance sheet of CFB (including related notes and schedules, if any) and related statements of income (including related notes and schedules, if any) with respect to quarterly periods ended after the most recent quarter end, which need not have been audited (such financial statements referred to in the immediately preceding clauses (i), (ii) and (iii) being collectively referred to herein as the “CFB Financial Statements”). The CFB Financial Statements (A) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the books and records of CFB and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CFB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2017, no independent public accounting firm of CFB has resigned (or informed CFB that it intends to resign) or been dismissed as independent public accountants of CFB as a result of or in connection with any disagreements with CFB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           The financial statements contained in the Consolidated Reports of Condition and Income (FFIEC Form 041 or Form 051, as applicable) or any successor form of the Federal Financial Institutions Examination Council (“Call Reports”) of CFB Bank for all of the periods ending on or after December 31, 2017 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of CFB Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments.

(c)           Neither CFB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of CFB as of June 30, 2020 included in the CFB Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(d)           Each of CFB and CFB Bank has in place sufficient systems and processes that are customary for financial institutions the size of CFB and CFB Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the CFB Financial Statements and CFB Bank’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to CFB and CFB Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in CFB Financial Statements and CFB Bank’s financial statements, including the Call Reports, or any report or filing to be filed or provided to any Regulatory Authority, (iii) ensure access to CFB and CFB Bank’s assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such assets is compared with existing assets at regular intervals.

(e)           Since January 1, 2017, (i) neither CFB nor any of its Subsidiaries, nor, to the Knowledge of CFB, any Representative of CFB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of the systems and processes or the accuracy or integrity of CFB Financial Statements, CFB Bank’s financial statements, including the Call

Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CFB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CFB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing CFB or any of its Subsidiaries, whether or not employed by CFB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CFB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of CFB or any committee thereof or the Board of Directors or similar governing body of any CFB Subsidiary or any committee thereof, or to the Knowledge of CFB, to any director or officer of CFB or any CFB Subsidiary. There has been no instance of fraud by CFB or any of its Subsidiaries, whether or not material, that occurred during any period covered by CFB Financial Statements.

(f)            The independent registered public accounting firm engaged to express its opinion with respect to the CFB Financial Statements is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X.

3.7          Brokers’ Fees. With the exception of the engagement of Raymond James & Associates, Inc., none of CFB, any CFB Subsidiary or City First Enterprises Inc., or any of their respective officers or directors, has entered into any contract with or incurred any liability to any broker, finder or financial advisor that will result in the obligation of CFB of any CFB Subsidiary to pay any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. CFB has disclosed to BYFC as of the date hereof the aggregate fees provided for in connection with the engagement by CFB of Raymond James & Associates, Inc. related to the Merger and the other transactions contemplated hereunder.

3.8          Books and Records. The books and records of CFB and its Subsidiaries have been and are being maintained in the ordinary course of business consistent with past practice in accordance and compliance with all applicable accounting requirements and laws and are complete and accurate in all material respects to reflect all assets, liabilities, transactions and other corporate action by CFB, CFB Bank and the other CFB Subsidiaries.

3.9          Absence of Certain Changes or Events.

(a)           Since December 31, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB.

(b)           Since December 31, 2019, CFB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

3.10        Legal Proceedings.

(a)           Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on CFB, neither CFB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the Knowledge of CFB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CFB or any of its Subsidiaries or any of their current or former directors, officers or employees, or against any asset, interest or right of any of them, or, as to governmental or regulatory proceedings, challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon CFB, any of its Subsidiaries or the assets of CFB or any of its Subsidiaries or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates.

3.11        Taxes and Tax Returns.

(a)           Each of CFB and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither CFB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business consistent with past practice). All Taxes of CFB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of CFB and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither CFB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither CFB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any unpaid Taxes, and there are no pending disputes, claims, audits, examinations or other proceedings regarding any Tax of CFB and its Subsidiaries or the assets of CFB and its Subsidiaries and none of the foregoing have been threatened in writing. No written claim has been made by any Governmental Entity in a jurisdiction where any of CFB or its Subsidiaries does not file Tax Returns and pay Taxes that it is or may be subject to Taxes in such jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CFB or any of its Subsidiaries. CFB has made available to BYFC true and complete copies of any private letter rulings, closing agreements or gain recognition agreements with respect to Taxes filed, received or executed in the last six years. Neither CFB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than either an agreement or arrangement exclusively between or among CFB and its Subsidiaries or a commercial Tax indemnity in a contract the primary purpose of which is not Taxes). Neither CFB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or similar group under state, local or non-U.S. law (other than a group the common parent of which was CFB) or (B) has any liability for the Taxes of any person (other than CFB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither CFB nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither CFB nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the time period specified in Section 897(c)(1)(A)(ii) of the Code has CFB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. CFB and its Subsidiaries have established adequate reserves in the CFB Financial Statements, in accordance with GAAP, for the payment of all Taxes owed or accrued and not otherwise paid, and, since the date of such CFB Financial Statements, no material Taxes have accrued other than in the ordinary course of business consistent with past practice. None of the Surviving Entity or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (vii) prepaid amount received or accrued on or prior to the Closing Date. Section 3.11(a) of the Disclosure Schedule lists the classification of CFB and its Subsidiaries for U.S. federal income tax purposes, in each case from the date of its formation through the Closing Date.

(b)           As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign tax, charge, fee, levy, impost, duty, tariff or other assessment or charges of whatever kind, including taxes or other charges based upon, measured by, or otherwise related to income, gross receipts, ad valorem, profits, gains, property, escheat, unclaimed property, base erosion anti-abuse minimum, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, excise, windfall profits, intangibles, franchise, backup withholding, value added, goods and services, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, (ii) interest penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (i) (including any penalties or additions as a result of a failure to timely, correctly, or completely file any Tax Return) and (iii) any liability in respect of any items described in clause (i) and/or clause (ii) payable by reason of transferee, successor or similar liability, or operation of law (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law)..

(c)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.12        Labor Relations.

(a)           None of CFB or its Subsidiaries is the subject of any pending or, to the Knowledge of CFB, threatened litigation, charges or claims asserting that CFB or its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor law or seeking to compel CFB or its Subsidiaries to bargain with any labor organization or other employee representative as to wages or conditions of employment. None of CFB or its Subsidiaries, predecessors, or Affiliates is or has ever been a party to any collective bargaining agreement or similar agreement with any labor organization or employee association or subject to any bargaining order, injunction or other order relating to CFB’s relationship or dealings with its employees, any labor organization or any other employee representative, and none of CFB or its Subsidiaries or Affiliates is currently negotiating any collective bargaining agreement. There are no pending or, to CFB’s Knowledge, threatened material labor grievances, or any strikes or other material labor disputes against CFB or any of its Subsidiaries. To the Knowledge of CFB, since January 1, 2017, there has not been any attempt by CFB’s or its Subsidiaries’ employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any of CFB or its Subsidiaries. The employment of each employee of CFB or its Subsidiaries is terminable at will by CFB or its Subsidiaries without any penalty, liability or severance obligation incurred by CFB or its Subsidiaries, except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar applicable state or local law.

(b)           CFB has delivered to BYFC a written schedule setting forth all of CFB’s employees, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location, current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 3.13(a) of the CFB Disclosure Schedule), bonuses, incentives, or commissions paid during or in respect of 2019 or any subsequent period, and visa and Green Card application status, if applicable. To CFB’s Knowledge, no employee of CFB or its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. No key employee of CFB or its Subsidiaries has provided written notice to CFB or its Subsidiaries of his or her intent to terminate his or her employment with CFB or its Subsidiaries as of the date hereof, and, as of the date hereof, to CFB’s Knowledge, no key employee intends to terminate his or her employment with CFB before Closing.

(c)           CFB has delivered to BYFC a written schedule setting forth a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and a description of services provided for each individual who has provided personal services to CFB or its Subsidiaries as an independent contractor, consultant, freelancer or other service provider (collectively, “Independent Contractors”) during the prior year and received annual compensation in excess of $100,000. A copy of each contract relating to the services provided by any such Independent Contractor to CFB or its Subsidiaries has been made available to BYFC prior to the date hereof. CFB or its Subsidiaries have no obligation or liability with respect to any taxes (or the withholding thereof)

in connection with any Independent Contractor. CFB or its Subsidiaries have properly classified and treated as independent contractors, pursuant to the Code, the Fair Labor Standards Act, and any other applicable law, all Independent Contractors used by CFB or its Subsidiaries within the past three years. The engagement of each Independent Contractor of CFB or its Subsidiaries is terminable at will by CFB or its Subsidiaries without any penalty, liability or severance obligation incurred by CFB or its Subsidiaries.

(d)           CFB and its Subsidiaries have no “leased employees” within the meaning of Code Section 414(n).

(e)           CFB or its Subsidiaries have, or will have no later than the Closing Date, paid all salaries, bonuses, commissions, and other wages that have been accrued and become payable through the Closing Date. Each of CFB and its Subsidiaries is and, since January 1, 2017, has been in material compliance with all law governing the employment of labor and the withholding of taxes, including all contractual commitments and all such laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

(f)            There have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee or prospective employee of any of CFB or its Subsidiaries since January 1, 2017, nor, to CFB’s Knowledge, are there any such claims or charges currently threatened by any employee of any of CFB or its Subsidiaries. To CFB’s Knowledge, there are no governmental investigations open with or under consideration by the U.S. Department of Labor (the “DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related laws.

(g)           All of CFB and its Subsidiaries’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. CFB has in its files a U.S. Citizenship and Immigration Services Form I-9 that was properly completed and, if necessary, has been properly updated, in accordance with applicable law for each current or former employee of CFB with respect to whom such form is required to be maintained by CFB under applicable Law.

(h)           Since January 1, 2017 none of CFB or its Subsidiaries has implemented any plant closing or mass layoff, as defined under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and under any similar state law (the “WARN Act”), without providing notice in accordance with the WARN Act, and CFB and its Subsidiaries do not reasonably expect to conduct a layoff of employees of CFB or its Subsidiaries as of or following the date hereof (other than individual terminations for just cause), regardless of whether any such layoff shall be deemed to effectuate or cause to be effectuated a “plant closing” or “mass layoff” (each as defined under the WARN Act).

(i)            CFB has delivered to BYFC a written schedule setting forth (i) the names, positions, and dates of termination of all employees who have been involuntarily terminated by CFB or its Subsidiaries (not including employees who remain active but on furlough) within the 90 days prior to the date hereof and (ii) a list of all employees of CFB and its Subsidiaries who remain active but who have been on furlough within the 90 days prior to the date hereof and includes such employees’ names, positions, then current rate of compensation and the date on which the employee went on furlough. CFB and its Subsidiaries have no unsatisfied liability with respect to any previously terminated employee, officer, director or Independent Contractor.

(j)            To the Knowledge of CFB, since January 1, 2015 (i) no allegations of sexual harassment or sexual misconduct have been made against any director or officer of CFB (other than any which, having been appropriately investigated, have been found to not have been substantiated), and (ii) none of CFB or its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any of their directors, officers, or employees.

3.13        Employees.

(a)           Section 3.13(a) of the CFB Disclosure Schedule sets forth a true and complete list of all material CFB Benefit Plans. For purposes of this Agreement, the term “CFB Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment or other benefit plans, programs, agreements, contracts, policies or arrangements with respect to which CFB or any Subsidiary or any trade or business of CFB or any of its Subsidiaries, whether or not incorporated, all of which together with CFB would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Code (a “CFB ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by CFB or any of its Subsidiaries or any CFB ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of CFB or any of its Subsidiaries or any CFB ERISA Affiliate; provided, however, that CFB shall not be required to list at-will offer letters on CFB’s standard form that do not provide severance, change in control benefits or other non-standard benefits.

(b)           CFB has heretofore made available to BYFC true and complete copies of each material CFB Benefit Plan required to be set forth on Section 3.13(a) of the CFB Disclosure Schedule and the following related documents, to the extent applicable to such plans, (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the annual reports (Form 5500) filed with the DOL for the last two plan years, (iii) the most recently received U.S. Internal Revenue Service (“IRS”) favorable determination letter or opinion letter, and (iv) the most recently prepared actuarial report for each of the last two years.

(c)           Each CFB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither CFB nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any CFB Benefit Plan, and neither CFB nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(d)           The IRS has issued a favorable determination letter with respect to each CFB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “CFB Qualified Plans”) and the related trust, which letter has not been revoked (nor has revocation been threatened), or such CFB Qualified Plans are maintained pursuant to a volume submitter or prototype document for which they may properly rely on the applicable opinion or advisory letter, and, to the Knowledge of CFB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any CFB Qualified Plan or the related trust.  No trust funding any CFB Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.  All assets of any CFB Benefit Plan that is a retirement or deferred compensation plan consist of cash, actively traded securities, or other assets reasonably acceptable to BYFC.

(e)           None of CFB and its Subsidiaries nor any CFB ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to, or had any liability with respect to, a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), a CFB Benefit Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of CFB and its Subsidiaries nor any CFB ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)            Neither CFB nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for, or otherwise has any obligation to provide, any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.

(g)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB, all contributions required to be made to any CFB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any CFB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of CFB.

(h)           There are no pending or threatened claims (other than claims for benefits in the ordinary course of business consistent with past practice), lawsuits or arbitrations which have been asserted or instituted, and, to CFB’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the CFB Benefit Plans, any fiduciaries thereof with respect to their duties to the CFB Benefit Plans or the assets of any of the trusts under any of the CFB Benefit Plans.

(i)            To CFB’s Knowledge, none of CFB, its Subsidiaries or any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the CFB Benefit Plans or their related trusts, CFB, any of its Subsidiaries, or any person that CFB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of CFB or any of its Subsidiaries, or result in any limitation on the right of CFB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any CFB Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by CFB or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will subject any person to liability for tax under Section 4999 of the Code or cause the loss of a deduction to CFB under Section 280G of the Code.

(k)           The transactions contemplated by this Agreement will not cause or require CFB or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l)            No CFB Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

3.14        Compliance with Applicable Law.

(a)           CFB and each of its Subsidiaries hold, and have at all times since January 1, 2017, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CFB, and to the Knowledge of CFB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)           CFB and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, ordinance, enforceable guideline, and/or reporting or license requirement of any Governmental Entity relating to CFB or any of its Subsidiaries, including the BHC Act, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home

Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act of 1913 (the “Federal Reserve Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)           CFB Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and CFB has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in CFB Bank having its current rating lowered such that it is no longer “satisfactory” or better.

(d)           CFB and its Subsidiaries maintain a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). Neither CFB nor any of its Subsidiaries has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CFB.

(e)           The computer, information technology and data processing systems, facilities and services used by CFB and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the business of CFB and its Subsidiaries as currently conducted. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of CFB and its Subsidiaries as currently conducted. To CFB’s Knowledge, no third party or Representative has gained unauthorized access to any Systems owned or controlled by CFB and its Subsidiaries and CFB and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. CFB and its Subsidiaries have implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of CFB and its Subsidiaries in all material respects. CFB and its Subsidiaries have implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(f)            Without limitation, none of CFB or any of its Subsidiaries, or to the Knowledge of CFB, any Representative of CFB or any of its Subsidiaries has, directly or indirectly, (i) used any funds of CFB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CFB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of CFB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of CFB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for CFB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CFB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CFB.

(g)           As of the date hereof, CFB and CFB Subsidiary Bank are “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither CFB nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that CFB Subsidiary Bank’s Community Reinvestment Act rating will change.

3.15        Certain Contracts.

(a)           As of the date hereof, neither CFB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i)            which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           which contains a non-compete or client, employee or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by CFB or any of its Affiliates or upon consummation of the Merger would reasonably be expected to materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or in any geographic region;

(iii)          with or to a labor union or guild (including any collective bargaining agreement);

(iv)          between any such entity, on the one hand, and (i) any officer or director of any such entity, or (ii) any (x) record or beneficial owner of five percent or more of the voting securities of any such entity, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of any such entity, on the other hand;

(v)           any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite CFB Votes or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi)          that provides for indemnification by CFB or its Subsidiaries of any person, except for non-material contracts entered into in the ordinary course of business consistent with past practice;

(vii)         (A) that relates to the incurrence of indebtedness by CFB or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by CFB or any of its Subsidiaries of, or any similar commitment by CFB or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more;

(viii)        entered into by CFB or any of its Subsidiaries in connection with an interest rate, exchange rate or commodities swap, option, future, forward or other derivative or hedging transaction or risk management arrangement, in each case with a notional value in excess of $250,000;

(ix)          that (A) grants any right of first refusal, right of first offer or similar right with respect to any material assets or rights of CFB or its Subsidiaries or (B) contains any exclusive dealing or “most favored nation” or similar provision granted by CFB or any of its Subsidiaries and which is not terminable at will (subject to the giving of notice, passage of time, or both) by CFB;

(x)           that involves the payment of more than $250,000 per annum (other than any such contracts which are terminable by CFB or any of its Subsidiaries on 60 days’ or fewer notice without any required payment or other conditions, other than the condition of notice);

(xi)          that is a settlement, consent or similar agreement and contains any material continuing obligations of CFB or any of its Subsidiaries;

(xii)         that relates to the acquisition or disposition of any person, business or asset and under which CFB or any of its Subsidiaries has or may have a material obligation or liability;

(xiii)        which limits the payment of dividends by such entities;

(xiv)        that is a CFB Benefit Plan; or

(xv)         any other contract or amendment thereto that is material to any such entity or their respective business or assets and not otherwise entered into in the ordinary course of business consistent with past practice.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in the CFB Disclosure Schedule, is referred to herein as a “CFB Contract.” CFB has made available to BYFC true, correct and complete copies of each CFB Contract in effect as of the date hereof.

(b)           (i) Each CFB Contract is valid and binding on CFB or one of its Subsidiaries, as applicable, and in full force and effect, (ii) CFB and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each CFB Contract, (iii) to the Knowledge of CFB, each third-party counterparty to each CFB Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such CFB Contract, (iv) neither CFB nor any of its Subsidiaries has knowledge of, or has received written notice of, any violation of any CFB Contract by any of the other parties thereto, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of CFB or any of its Subsidiaries, or to the Knowledge of CFB, any other party thereto, of or under any such CFB Contract.

3.16        Agreements with Regulatory Agencies. Subject to Section 9.14, neither CFB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the CFB Disclosure Schedule, a “CFB Regulatory Agreement”), nor has CFB or any of its Subsidiaries been advised since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such CFB Regulatory Agreement.

3.17        Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB, CFB and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement applicable to them relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the Knowledge of CFB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on CFB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against CFB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB. To the Knowledge of CFB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB. CFB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB.

3.18        Investment Securities.

(a)           Each of CFB and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with past practice to secure obligations of CFB or its Subsidiaries. Such securities are valued on the books of CFB in accordance with GAAP in all material respects.

(b)           CFB and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures that CFB believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, CFB has made available to BYFC the material terms of such policies, practices and procedures.

3.19        Assets. CFB or a CFB Subsidiary (a) has good and, as to real estate, marketable title to all the assets reflected in the most recent CFB Financial Statements as being owned by CFB or a CFB Subsidiary or acquired after the date thereof which are material to CFB’s business on a consolidated basis (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the assets subject thereto or affected thereby or otherwise materially impair business operations at such assets and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the assets subject thereto or affected thereby or otherwise materially impair business operations at such assets (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent CFB Financial Statements or acquired after the date thereof which are material to CFB’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of CFB, the lessor. There are no pending or, to the Knowledge of CFB, threatened condemnation proceedings against any real property that is owned or leased by CFB.

3.20        Intellectual Property. Each of CFB and its Subsidiaries owns, or is licensed or otherwise has a right to use (in each case, free and clear of any material Liens other than Permitted Encumbrances), all Intellectual Property necessary for the conduct of its respective business as currently conducted. Neither CFB nor any of its Subsidiaries is in default under any of its Intellectual Property licenses. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB: (a) (i) to the Knowledge of CFB, the use of any Intellectual Property by CFB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which CFB or any CFB Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to CFB that CFB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the Knowledge of CFB, no person is challenging, infringing on or otherwise violating any right of CFB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CFB or its Subsidiaries, and (c) neither CFB nor any CFB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by CFB or any CFB Subsidiary, and CFB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by CFB and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21        Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between CFB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of CFB or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent or more of the outstanding CFB Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of CFB) on the other hand, except those of a type available to employees of CFB or its Subsidiaries generally.

3.22        State Takeover Laws. The Board of Directors of CFB has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the CFB Articles or CFB Bylaws (collectively, with any similar provisions of the BYFC Certificate or BYFC Bylaws, “Takeover Statutes”).

3.23        Reorganization. None of CFB or any of its Subsidiaries or, to the Knowledge of CFB, any Affiliate thereof has taken or agreed to take any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24        Opinion. Prior to the execution of this Agreement, the board of directors of CFB has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Raymond James & Associates, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of CFB Class A Voting Common Stock and CFB Class B Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25        CFB Information. The information relating to CFB and its Subsidiaries or that is provided by CFB or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to BYFC or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26        Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) reflected in the CFB Financial Statements was, as of the date of each of the CFB Financial Statements, in compliance with CFB’s existing methodology for determining the adequacy of the ALLL and in compliance with the standards established by the applicable Regulatory Agency, the Financial Accounting Standards Board and GAAP, and is adequate.

3.27        Loan Portfolio.

(a)           As of the date hereof, neither CFB nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which CFB or any Subsidiary of CFB is a creditor that, as of June 30, 2020, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of June 30, 2020, over 60 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent or greater shareholder of CFB or any of its Subsidiaries, or to the Knowledge of CFB, any Affiliate of any of the foregoing. Set forth in Section 3.27(a) of the CFB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of CFB and its Subsidiaries that, as of July 31, 2020, had an outstanding balance of $250,000 or more and were classified by CFB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of CFB or any of its Subsidiaries that, as of June 30, 2020, is classified as “Other Real Estate Owned” and the book value thereof.

(b)           Each Loan of CFB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of CFB and its Subsidiaries as secured Loans, is secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)           Each outstanding Loan of CFB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of CFB and its Subsidiaries (and, in the case of any Loans held for resale to specific investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           None of the agreements pursuant to which CFB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)           There are no outstanding Loans made by CFB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of CFB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither CFB nor any of its Subsidiaries is now nor has it ever been since January 1, 2017 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.28        Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CFB, (a) CFB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CFB reasonably has determined to be prudent, and CFB and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of CFB and its Subsidiaries, CFB or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by CFB or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters or issuing company of such insurance policy and (e) neither CFB nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.29        Investment Advisory, Insurance and Broker-Dealer Matters.

(a)           No Subsidiary of CFB provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs) or is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).

(b)           No Subsidiary of CFB conducts insurance operations that require it to be registered with any state insurance regulatory authorities.

(c)           No Subsidiary of CFB is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority, Inc. (“FINRA”)) any member firm of FINRA.

3.30        CDFI Status. CFB is a Community Development Financial Institution (“CDFI”) certified by the United States Treasury Department under the Community Development Banking and Financial Institutions Act of 1994, as amended (12 U.S.C. Sections 4701 et seq.) and satisfies all requirements to be certified as such.

3.31        No Other Representations or Warranties.

(a)           Except for the representations and warranties made by CFB in this Article III, neither CFB nor any other person makes any express or implied representation or warranty with respect to CFB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CFB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither CFB nor any other person makes or has made any representation or warranty to BYFC or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to CFB, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to BYFC or any of its Affiliates or Representatives in the course of their due diligence investigation of CFB, the negotiation of this

Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by CFB in this Article III.

(b)           CFB acknowledges and agrees that neither BYFC nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BYFC

Except (a) as disclosed in the disclosure schedule delivered by BYFC to CFB concurrently herewith (the “BYFC Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the BYFC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BYFC that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2017 by BYFC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “BYFC Reports”) filed by BYFC since January 1, 2017, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BYFC hereby represents and warrants to CFB as follows:

4.1          Corporate Organization.

(a)           BYFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is a savings and loan holding company within the meaning of the Home Owners’ Loan Act of 1933 (“HOLA”) and is duly registered as such with the Federal Reserve Board. BYFC has the corporate power and authority to own, lease or operate all of its assets and to carry on its business as it is now being conducted. BYFC is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BYFC. True and complete copies of the certificate of incorporation of BYFC (the “BYFC Certificate”) and the bylaws of BYFC (the “BYFC Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by BYFC to CFB.

(b)           Each Subsidiary of BYFC (a “BYFC Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on BYFC and (iii) has all requisite corporate power and authority to own, lease or operate its assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of BYFC to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities (including under state law applicable to such Subsidiary). The deposit accounts of BYFC Subsidiary Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950), all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(a) of the BYFC Disclosure Schedule sets forth a true and complete list of all Subsidiaries of BYFC as of the date hereof. No Subsidiary of BYFC is in material violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of BYFC. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of BYFC other than the BYFC Subsidiaries.

4.2          Capitalization.

(a)           The authorized capital stock of BYFC consists of 50,000,000 shares of BYFC Voting Common Stock, 25,000,000 shares of non-voting common stock, par value $0.01, of BYFC (“Existing BYFC Non-Voting Common Stock”), and 1,000,000 shares of preferred stock, each having a par value $0.01 per share. As of the date of this Agreement, there are (i) 21,900,397 shares of BYFC Voting Common Stock issued and 19,282,571 of such shares outstanding, including 569,015 shares of BYFC Common Stock granted in respect of outstanding BYFC Restricted Stock Awards, (ii) 450,000 shares of BYFC Voting Common Stock reserved for issuance upon the exercise of outstanding options to purchase shares of BYFC Common Stock (“BYFC Stock Options”), (iii) 1,638,721 shares of BYFC Voting Common Stock held by the trust for the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan (“BYFC ESOP”), of which 614,292 shares are unallocated and 1,024,429 shares are allocated and held in participants accounts, (iv) 8,756,396 shares of Existing BYFC Non-Voting Common Stock issued and outstanding, and (v) no other shares of capital stock or other voting securities or equity interests of BYFC issued, reserved for issuance or outstanding. All of the issued and outstanding shares of BYFC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of BYFC may vote. Other than BYFC Stock Options, BYFC Restricted Stock Awards, BYFC Restricted Stock Units and BYFC PSU Awards (collectively, “BYFC Equity Awards”) issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in BYFC, or contracts, commitments, understandings or arrangements by which BYFC may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in BYFC or that otherwise obligate BYFC to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “BYFC Securities”). Other than BYFC Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of BYFC or any of its Subsidiaries) are outstanding. No BYFC Subsidiary owns any capital stock of BYFC. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which BYFC or any of its Subsidiaries is a party with respect to the voting or transfer of BYFC Common Stock, capital stock or other voting or equity securities or ownership interests of BYFC or granting any stockholder or other person any registration rights.

(b)           BYFC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the BYFC Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any BYFC Subsidiary, or contracts, commitments, understandings or arrangements by which any BYFC Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such BYFC Subsidiary, or otherwise obligating any BYFC Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “BYFC Subsidiary Securities”).

4.3          Authority; No Violation.

(a)           BYFC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of BYFC. The Board of Directors of BYFC has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of BYFC and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to BYFC’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement by the affirmative vote of a majority of the outstanding BYFC Voting Common Stock, which approval will include the approval of the BYFC Amended Certificate authorizing the New BYFC Non-Voting Common Stock and the increase of BYFC’s authorized share capital (the “Requisite

BYFC Vote”), (ii) the approval of the conversion of BYFC into a public benefit corporation under the DGCL by the affirmative vote of a majority of the outstanding shares of the BYFC Voting Common Stock (the “BYFC Benefit Corporation Vote”), and (iii) the adoption and approval of the Bank Merger Agreement by BYFC Subsidiary Bank’s board of directors and by BYFC as BYFC Subsidiary Bank’s sole stockholder, no other corporate proceedings on the part of BYFC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BYFC and (assuming due authorization, execution and delivery by CFB) constitutes a valid and binding obligation of BYFC, enforceable against BYFC in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of BYFC Common Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite BYFC Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of BYFC will have any preemptive right or similar rights in respect thereof.

(b)           Neither the execution and delivery of this Agreement by BYFC, nor the consummation by BYFC of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by BYFC with any of the terms or provisions hereof, will (i) violate any provision of the BYFC Certificate or the BYFC Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any BYFC Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BYFC or any of its Subsidiaries or any of their respective assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective assets of BYFC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BYFC or any of its Subsidiaries is a party, or by which they or any of their respective assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on BYFC.

4.4          Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with Nasdaq, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the OCC, and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking regulatory authorities listed on Section 3.4 of the CFB Disclosure Schedule or Section 4.4 of the BYFC Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (g) the filing of the Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Mayor pursuant to the DC Code, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BYFC Stock pursuant to this Agreement and the approval of the listing of BYFC Voting Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by BYFC of this Agreement or (ii) the consummation by BYFC of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, BYFC is not aware of any reason why the necessary regulatory approvals and consents will not be received by BYFC to permit consummation of the Merger and Bank Merger on a timely basis.

4.5          Reports. BYFC and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2017 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable law and the requirements of the applicable Regulatory Agency. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business consistent with past practice of BYFC and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of BYFC, investigation into the business or operations of BYFC or any of its Subsidiaries since January 1, 2017, except such proceedings or investigations as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of BYFC or any of its Subsidiaries and (ii) are not any unresolved disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of BYFC or any of its Subsidiaries since January 1, 2017.

4.6          Financial Statements.

(a)           The financial statements of BYFC and its Subsidiaries included (or incorporated by reference) in the BYFC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of BYFC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of BYFC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2017, no independent public accounting firm of BYFC has resigned (or informed BYFC that it intends to resign) or been dismissed as independent public accountants of BYFC as a result of or in connection with any disagreements with BYFC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           The financial statements contained in Call Reports of BYFC Bank for all of the periods ending after December 31, 2017 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of BYFC Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments.

(c)           Neither BYFC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of BYFC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(d)           BYFC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BYFC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of BYFC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BYFC’s outside auditors and the audit committee of BYFC’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BYFC’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BYFC’s internal controls over financial reporting. These disclosures were made in writing by management to BYFC’s auditors and audit committee. There is no reason to believe that BYFC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)           Since January 1, 2017, (i) neither BYFC nor any of its Subsidiaries, nor, to the Knowledge of BYFC, any Representative of BYFC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BYFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BYFC or any of its

Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing BYFC or any of its Subsidiaries, whether or not employed by BYFC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BYFC or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of BYFC or any committee thereof or the Board of Directors or similar governing body of any BYFC Subsidiary or any committee thereof, or to the Knowledge of BYFC, to any director or officer of BYFC or any BYFC Subsidiary.

4.7          Brokers’ Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc. and Paul V. Hughes, neither BYFC nor any BYFC Subsidiary nor any of their respective officers, directors or stockholders has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. BYFC has disclosed to CFB as of the date hereof the aggregate fees provided for in connection with the engagement by BYFC of Keefe, Bruyette & Woods, Inc. related to the Merger and the other transactions contemplated hereunder.

4.8          Books and Records. The books and records of BYFC and its Subsidiaries have been and are being maintained in the ordinary course of business consistent with past practice in accordance and compliance with all applicable accounting requirements and laws and are complete and accurate in all material respects to reflect all assets, liabilities, transactions and other corporate action by BYFC, BYFC Bank and the other BYFC Subsidiaries.

4.9          Absence of Certain Changes or Events.

(a)           Since December 31, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC.

(b)           Since December 31, 2019, BYFC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

4.10        Legal Proceedings.

(a)           Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on BYFC, neither BYFC nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the Knowledge of BYFC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BYFC or any of its Subsidiaries or any of their current or former directors, officers or employees, or against any asset, interest or right of any of them, or, as to governmental or regulatory proceedings, challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon BYFC, any of its Subsidiaries or the assets of BYFC or any of its

Subsidiaries or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates.

4.11        Taxes and Tax Returns.

(a)           Each of BYFC and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither BYFC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business consistent with past practice). All Taxes of BYFC and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of BYFC and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither BYFC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither BYFC nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any unpaid Taxes, and there are no pending disputes, claims, audits, examinations or other proceedings regarding any Tax of BYFC and its Subsidiaries or the assets of BYFC and its Subsidiaries and none of the foregoing have been threatened in writing. BYFC has made available to CFB true and complete copies of any private letter rulings, closing agreements or gain recognition agreements with respect to Taxes filed, received or executed in the last six years. No written claim has been made by any Governmental Entity in a jurisdiction where any of BYFC or its Subsidiaries does not file Tax Returns and pay Taxes that it is or may be subject to Taxes in such jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BYFC or any of its Subsidiaries. Neither BYFC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than either an agreement or arrangement exclusively between or among BYFC and its Subsidiaries or a commercial Tax indemnity in a contract the primary purpose of which is not Taxes). Neither BYFC nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or similar group under state, local or non-U.S. law (other than a group the common parent of which was BYFC) or (B) has any liability for the Taxes of any person (other than BYFC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither BYFC nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither BYFC nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the time period specified in Section 897(c)(1)(A)(ii) of the Code has BYFC been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  BYFC and its Subsidiaries have established adequate reserves in the BYFC Financial Statements, in accordance with GAAP, for the payment of all Taxes owed or accrued and not otherwise paid, and, since the date of such BYFC Financial Statements, no material Taxes have accrued other than in the ordinary course of business consistent with past practice. Neither BYFC nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date. Section 4.11 of the Disclosure Schedule lists the classification of BYFC and its Subsidiaries for U.S. federal income tax purposes, in each case from the date of its formation through the Closing Date.

(b)           As of the date of this Agreement, BYFC does not have Knowledge that there has been any event (or series of events) that would result in any limitation on the utilization of any net operating loss, capital loss, built-in loss, Tax credits or other Tax attribute of BYFC or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations promulgated thereunder or comparable provisions of state, local or foreign Tax Law, or that  such a limitation would result if the Merger were to be effected as of the date of this Agreement. BYFC does not have Knowledge of any respect in which the Section 382 study made available to CFB by BYFC is not true, complete and accurate in all material respects, or of any omission or misstatement of information used in the Section 382 study.

4.12        Labor Relations.

(a)           None of BYFC or its Subsidiaries is the subject of any pending or, to the Knowledge of BYFC, threatened litigation, charges or claims asserting that BYFC or its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor law or seeking to compel BYFC or its Subsidiaries to bargain with any labor organization or other employee representative as to wages or conditions of employment. None of BYFC or its Subsidiaries, predecessors, or Affiliates is or has ever been a party to any collective bargaining agreement or similar agreement with any labor organization or employee association or subject to any bargaining order, injunction or other order relating to BYFC’s relationship or dealings with its employees, any labor organization or any other employee representative, and none of BYFC or its Subsidiaries or Affiliates is currently negotiating any collective bargaining agreement. There are no pending or, to BYFC’s Knowledge, threatened material labor grievances, or any strikes or other material labor disputes against BYFC or any of its Subsidiaries.  To the Knowledge of BYFC, since January 1, 2017, there has not been any attempt by BYFC’s or its Subsidiary’s employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any of BYFC or its Subsidiaries. The employment of each employee of BYFC or its Subsidiaries is terminable at will by BYFC or its Subsidiaries without any penalty, liability or severance obligation incurred by BYFC or its Subsidiaries, except as required under COBRA or similar applicable state or local law.

(b)           BYFC has delivered to CFB a written schedule setting forth all of BYFC’s employees, including for each such employee: name, job title, hire date, full- or part-time status,

Fair Labor Standards Act designation, work location, current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.13(a) of the BYFC Disclosure Schedule), bonuses, incentives, or commissions paid during or in respect of 2019 or any subsequent period, and visa and Green Card application status, if applicable.  To BYFC’s Knowledge, no employee of BYFC or its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. No key employee of BYFC or its Subsidiaries has provided written notice to BYFC or its Subsidiaries of his or her intent to terminate his or her employment with BYFC or its Subsidiaries as of the date hereof, and, as of the date hereof, to BYFC’s Knowledge, no key employee intends to terminate his or her employment with BYFC before Closing.

(c)           BYFC has delivered to CFB a written schedule setting forth a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity), and a description of services provided for each individual who has provided personal services to BYFC or its Subsidiaries as an Independent Contractor during the prior year and received annual compensation in excess of $100,000. A copy of each contract relating to the services provided by any such Independent Contractor to BYFC or its Subsidiaries has been made available to BYFC prior to the date hereof. BYFC or its Subsidiaries have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Independent Contractor. BYFC or its Subsidiaries have properly classified and treated as independent contractors, pursuant to the Code, the Fair Labor Standards Act, and any other applicable law, all Independent Contractors used by BYFC or its Subsidiaries within the past three years. The engagement of each Independent Contractor of BYFC or its Subsidiaries is terminable at will by BYFC or its Subsidiaries without any penalty, liability or severance obligation incurred by BYFC or its Subsidiaries.

(d)           BYFC and its Subsidiaries have no “leased employees” within the meaning of Code Section 414(n).

(e)           BYFC or its Subsidiaries have, or will have no later than the Closing Date, paid all salaries, bonuses, commissions, and other wages that have been accrued and become payable through the Closing Date. Each of BYFC and its Subsidiaries is and since January 1, 2017, has been in material compliance with all law governing the employment of labor and the withholding of taxes, including all contractual commitments and all such laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

(f)            There have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee or prospective employee of any of BYFC or its Subsidiaries since January 1, 2017, nor, to BYFC’s Knowledge, are there any such claims or charges currently threatened by any employee of any of BYFC or its Subsidiaries. To BYFC’s Knowledge, there are no governmental investigations open with or under consideration by the DOL, Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related laws.

(g)           All of BYFC and its Subsidiaries’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. BYFC has in its files a U.S. Citizenship and Immigration Services Form I-9 that was properly completed and, if necessary, has been properly updated, in accordance with applicable law for each current or former employee of BYFC with respect to whom such form is required to be maintained by BYFC under applicable Law.

(h)           Since January 1, 2017 none of BYFC or its Subsidiaries has implemented any plant closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and BYFC and its Subsidiaries do not reasonably expect to conduct a layoff of employees of BYFC or its Subsidiaries as of or following the date hereof (other than individual terminations for just cause), regardless of whether any such layoff shall be deemed to effectuate or cause to be effectuated a “plant closing” or “mass layoff” (each as defined under the WARN Act).

(i)            BYFC has delivered to CFB a written schedule setting forth (i) the names, positions, and dates of termination of all employees who have been involuntarily terminated by BYFC or its Subsidiaries (not including employees who remain active but on furlough) within the 90 days prior to the date hereof and (ii) a list of all employees of BYFC and its Subsidiaries who remain active but who have been on furlough within the 90 days prior to the date hereof and includes such employees’ names, positions, then current rate of compensation and the date on which the employee went on furlough. BYFC and its Subsidiaries have no unsatisfied liability with respect to any previously terminated employee, officer, director or Independent Contractor.

(j)            To the Knowledge of BYFC, since January 1, 2015 (i) no allegations of sexual harassment or sexual misconduct have been made against any director or officer of BYFC (other than any which, having been appropriately investigated, have been found to not have been substantiated), and (ii) none of BYFC or its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any of their directors, officers, or employees.

4.13        Employees.

(a)           Section 4.13(a) of the BYFC Disclosure Schedule sets forth a true and complete list of all material BYFC Benefit Plans. For purposes of this Agreement, the term “BYFC Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment or other benefit plans, programs, agreements, contracts, policies or arrangements with respect to which BYFC or any Subsidiary or any trade or business of BYFC or any of its Subsidiaries, whether or not incorporated, all of which together with BYFC would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Code (a “BYFC ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by BYFC or any of its Subsidiaries or any BYFC ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of BYFC or any of its Subsidiaries or any BYFC ERISA Affiliate; provided, however, that BYFC shall not be required to list at-will offer letters on BYFC’s standard form that do not provide severance, change in control benefits or other non-standard benefits.

(b)           BYFC has heretofore made available to CFB true and complete copies of each material BYFC Benefit Plan required to be set forth on Section 4.13(a) of the BYFC Disclosure Schedule and the following related documents, to the extent applicable to such plans, (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the annual reports (Form 5500) filed with the DOL for the last two plan years, (iii) the most recently received IRS favorable determination letter or opinion letter, and (iv) the most recently prepared actuarial report for each of the last two years.

(c)           Each BYFC Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither BYFC nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any BYFC Benefit Plan, and neither BYFC nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(d)           The IRS has issued a favorable determination letter with respect to each BYFC Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “BYFC Qualified Plans”) and the related trust, which letter has not been revoked (nor has revocation been threatened), or such BYFC Qualified Plans are maintained pursuant to a volume submitter or prototype document for which they may properly rely on the applicable opinion or advisory letter, and, to the Knowledge of BYFC, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any BYFC Qualified Plan or the related trust.  No trust funding any BYFC Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.  All assets of any BYFC Benefit Plan that is a retirement or deferred compensation plan consist of cash, actively traded securities, or other assets reasonably acceptable to CFB.

(e)           None of BYFC and its Subsidiaries nor any BYFC ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to, or had any liability with respect to, a Multiemployer Plan, a BYFC Benefit Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code or a Multiple Employer Plan, and none of BYFC and its Subsidiaries nor any BYFC ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)            Neither BYFC nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for, or otherwise has any obligation to provide, any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.

(g)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC, all contributions required to be made to any BYFC Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any BYFC Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of BYFC.

(h)           There are no pending or threatened claims (other than claims for benefits in the ordinary course of business consistent with past practice), lawsuits or arbitrations which have been asserted or instituted, and, to BYFC’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the BYFC Benefit Plans, any fiduciaries thereof with respect to their duties to the BYFC Benefit Plans or the assets of any of the trusts under any of the BYFC Benefit Plans.

(i)            To BYFC’s Knowledge, none of BYFC, its Subsidiaries or any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the BYFC Benefit Plans or their related trusts, BYFC, any of its Subsidiaries, or any person that BYFC or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of BYFC or any of its Subsidiaries, or result in any limitation on the right of BYFC or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any BYFC Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by BYFC or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will subject any person to liability for tax under Section 4999 of the Code or cause the loss of a deduction to BYFC under Section 280G of the Code.

(k)           The transactions contemplated by this Agreement will not cause or require BYFC or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l)            No BYFC Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(m)          The BYFC ESOP is the only BYFC Benefit Plan that includes an employee stock ownership plan provision within the meaning of ERISA Section 407(d)(6)(A)). All “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the BYFC ESOP have at all times been “employer securities” as defined in Section 409(l)(1) of the Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA. The terms, provisions, use of the proceeds and repayment of any loan to the BYFC ESOP satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder. Section 4.13(m) of the BYFC Disclosure Schedule sets forth as of the date hereof the balance and other principal terms for any “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder. None of BYFC or its Subsidiaries has been subject to any unpaid tax imposed by Code Sections 4978 of 4979A.

4.14        SEC Reports. BYFC has previously made available to CFB an accurate and complete copy of each (a) BYFC Report and (b) communication mailed by BYFC to its stockholders since January 1, 2017 and prior to the date hereof, and no such BYFC Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and all BYFC Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed for purposes of this representation and warranty to modify information as of an earlier date. Since January 1, 2017, as of their respective dates, no executive officer of BYFC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the BYFC Reports.

4.15        Compliance with Applicable Law.

(a)           BYFC and each of its Subsidiaries hold, and have at all times since January 1, 2017, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BYFC, and to the Knowledge of BYFC, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)           BYFC and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, ordinance, enforceable guideline, and/or reporting or license requirement of any

Governmental Entity relating to BYFC or any of its Subsidiaries, including the BHC Act, HOLA, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)           BYFC Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and BYFC has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in BYFC Subsidiary Bank having its current rating lowered such that it is no longer “satisfactory” or better.

(d)           BYFC and its Subsidiaries maintain a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. Neither BYFC nor any of its Subsidiaries has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BYFC. The Systems used by BYFC and its Subsidiaries are reasonably sufficient for the conduct of the business of BYFC as currently conducted. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of BYFC and its Subsidiaries as currently conducted. To BYFC’s Knowledge, no third party or Representative has gained unauthorized access to any Systems owned or controlled by BYFC and its Subsidiaries and BYFC and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. BYFC and its Subsidiaries have implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of BYFC and its Subsidiaries in all material respects. BYFC] and its Subsidiaries have implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(e)           Without limitation, none of BYFC, or any of its Subsidiaries, or to the Knowledge of BYFC, any Representative of BYFC or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BYFC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BYFC or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BYFC or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BYFC or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for BYFC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BYFC or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BYFC.

(f)            As of the date hereof, BYFC and BYFC Subsidiary Bank are “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither BYFC nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that BYFC Subsidiary Bank’s Community Reinvestment Act rating will change.

4.16        Certain Contracts.

(a)           As of the date hereof, neither BYFC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i)            which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           which contains a non-compete or client, employee or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by BYFC or any of its Affiliates or upon consummation of the Merger would reasonably be expected to materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or in any geographic region;

(iii)          with or to a labor union or guild (including any collective bargaining agreement);

(iv)          between any such entity, on the one hand, and (i) any officer or director of any such entity, or (ii) any (x) record or beneficial owner of five percent or more of the voting securities of any such entity, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of any such entity, on the other hand;

(v)           any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite BYFC Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi)          that provides for indemnification by BYFC or its Subsidiaries of any person, except for non-material contracts entered into in the ordinary course of business consistent with past practice;

(vii)         (A) that relates to the incurrence of indebtedness by BYFC or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by BYFC or any of its Subsidiaries of, or any similar commitment by BYFC or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more;

(viii)        entered into by BYFC or any of its Subsidiaries in connection with an interest rate, exchange rate or commodities swap, option, future, forward or other derivative or hedging transaction or risk management arrangement, in each case with a notional value in excess of $250,000;

(ix)          that (A) grants any right of first refusal, right of first offer or similar right with respect to any material assets or rights of BYFC or its Subsidiaries or (B) contains any exclusive dealing or “most favored nation” or similar provision granted by BYFC or any of its Subsidiaries and which is not terminable at will (subject to the giving of notice, passage of time, or both) by BYFC;

(x)           that involves the payment of more than $250,000 per annum (other than any such contracts which are terminable by BYFC or any of its Subsidiaries on 60 days’ or fewer notice without any required payment or other conditions, other than the condition of notice);

(xi)          that is a settlement, consent or similar agreement and contains any material continuing obligations of BYFC or any of its Subsidiaries;

(xii)         that relates to the acquisition or disposition of any person, business or asset and under which BYFC or any of its Subsidiaries has or may have a material obligation or liability;

(xiii)        which limits the payment of dividends by such entities;

(xiv)        that is a BYFC Benefit Plan; or

(xv)         any other contract or amendment thereto that is material to any such entity or their respective business or assets and not otherwise entered into in the ordinary course of business consistent with past practice.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.16(a), whether or not set forth in the BYFC Disclosure Schedule, is referred to herein as a “BYFC Contract.” BYFC has made available to CFB true, correct and complete copies of each BYFC Contract in effect as of the date hereof.

(b)           (i) Each BYFC Contract is valid and binding on BYFC or one of its Subsidiaries, as applicable, and in full force and effect, (ii) BYFC and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each BYFC Contract, (iii) to the Knowledge of BYFC, each third-party counterparty to each BYFC Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such BYFC Contract, (iv) neither BYFC nor any of its Subsidiaries has knowledge of, or has received written notice of, any violation of any BYFC Contract by any of the other parties thereto, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of BYFC or any of its Subsidiaries or, to the Knowledge of BYFC, any other party thereto, of or under any such BYFC Contract,

4.17        Agreements with Regulatory Agencies. Subject to Section 9.14, neither BYFC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the BYFC Disclosure Schedule, a “BYFC Regulatory Agreement”), nor has BYFC or any of its Subsidiaries been advised since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BYFC Regulatory Agreement.

4.18        Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of BYFC or any of its Subsidiaries or for the account of a customer of BYFC or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of BYFC or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. BYFC and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to BYFC’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

4.19        Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC, BYFC and its Subsidiaries are in compliance, and have complied, with all Environmental Laws applicable to them. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the Knowledge of BYFC, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on BYFC or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against BYFC, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC. To the Knowledge of BYFC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC. BYFC is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC.

4.20        Investment Securities.

(a)           Each of BYFC and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of BYFC or its Subsidiaries. Such securities are valued on the books of BYFC in accordance with GAAP in all material respects.

(b)           BYFC and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures that BYFC believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, BYFC has made available to CFB the material terms of such policies, practices and procedures.

4.21        Assets. BYFC or a BYFC Subsidiary (a) has good and, as to real estate, marketable title to all the assets reflected in the latest balance sheet as being owned by BYFC or a BYFC Subsidiary or acquired after the date thereof which are material to BYFC’s business on a consolidated basis (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements or acquired after the date thereof which are material to BYFC’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of BYFC, the lessor. There are no pending or, to the Knowledge of BYFC, threatened condemnation proceedings against any real property that is owned or leased by BYFC.

4.22        Intellectual Property. Each of BYFC and its Subsidiaries owns, or is licensed or otherwise has a right to use (in each case, free and clear of any material Liens other than Permitted Encumbrances), all Intellectual Property necessary for the conduct of its respective business as currently conducted. Neither BYFC nor any of its Subsidiaries is in default under any of its Intellectual Property licenses. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC: (a) (i) to the Knowledge of BYFC, the use of any Intellectual Property by BYFC and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which BYFC or any BYFC Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to BYFC that BYFC or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the Knowledge of BYFC, no person is challenging, infringing on or otherwise violating any right of BYFC or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to BYFC or its Subsidiaries, and (c) neither BYFC nor any BYFC Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by BYFC or any BYFC Subsidiary, and BYFC and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by BYFC and its Subsidiaries.

4.23        Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between BYFC or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of BYFC or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent or more of the outstanding BYFC Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of BYFC) on the other hand, except those of a type available to employees of BYFC or its Subsidiaries generally.

4.24        State Takeover Laws. The Board of Directors of BYFC has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 262(b)(1) of the DGCL, no appraisal or dissenters’ rights will be available to the holders of BYFC Common Stock in connection with the Merger.

4.25        Antitakeover Matters. BYFC and its Board of Directors have taken all actions necessary to render the Rights Agreement, dated September 10, 2019, by and between BYFC and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”), inapplicable to the approval, execution or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

4.26        Reorganization. None of BYFC or any of its Subsidiaries or, to the Knowledge of BYFC, any Affiliate thereof has taken or agreed to take any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.27        Opinion. Prior to the execution of this Agreement, the board of directors of BYFC has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger are fair from a financial point of view to BYFC. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.28        BYFC Information. The information relating to BYFC and its Subsidiaries or that is provided by BYFC or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to CFB or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to CFB or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.29        Allowance for Loan and Lease Losses. The ALLL reflected in the financial statements of BYFC and its Subsidiaries included (or incorporated by reference) in the BYFC Reports (including the related notes, where applicable) was, as of the date of each such financial statements, in compliance with BYFC’s existing methodology for determining the adequacy of the ALLL and in compliance with the standards established by the applicable Regulatory Agency, the Financial Accounting Standards Board and GAAP, and is adequate.

4.30        Loan Portfolio.

(a)           As of the date hereof, neither BYFC nor any of its Subsidiaries is a party to any written or oral (i) Loan in which BYFC or any Subsidiary of BYFC is a creditor that, as of June 30, 2020, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of June 30, 2020, over 60 days or more delinquent in payment of principal or interest or (ii) Loans with any director, executive officer or five percent or greater stockholder of BYFC or any of its Subsidiaries, or to the Knowledge of BYFC, any Affiliate of any of the foregoing. Set forth in Section 4.30(a) of the BYFC Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of BYFC and its Subsidiaries that, as of June 30, 2020, had an outstanding balance of $250,000 or more and were classified by BYFC as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of BYFC or any of its Subsidiaries that, as of June 30, 2020, is classified as “Other Real Estate Owned” and the book value thereof.

(b)           Each Loan of BYFC or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of BYFC and its Subsidiaries as secured Loans, is secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)           Each outstanding Loan of BYFC or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BYFC and its Subsidiaries (and, in the case of any Loans held for resale to specific investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           None of the agreements pursuant to which BYFC or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)           There are no outstanding Loans made by BYFC or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of BYFC or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither BYFC nor any of its Subsidiaries is now nor has it ever been since January 1, 2017 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.31        Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BYFC, (a) BYFC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BYFC reasonably has determined to be prudent, and BYFC and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of BYFC and its Subsidiaries, BYFC or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by

BYFC or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters or issuing company of such insurance policy and (e) neither BYFC nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.32        Investment Advisory, Insurance and Broker Dealer Matters.

(a)           No Subsidiary of BYFC provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs) or is required to register with the SEC as an investment adviser under the Investment Advisers Act.

(b)           No Subsidiary of BYFC conducts insurance operations that require it to be registered with any state insurance regulatory authorities.

(c)           No Subsidiary of BYFC is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of FINRA) any member firm of FINRA.

4.33        CDFI/MDI Status. BYFC Subsidiary Bank is a CDFI certified by the United States Treasury Department under the Community Development Banking and Financial Institutions Act of 1994, as amended (12 U.S.C. Sections 4701 et seq.).  BYFC Subsidiary Bank is designated as a Minority Depository Institution (“MDI”) by the FDIC under Section 308 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and satisfies all requirements to be designated as such.

4.34        No Other Representations or Warranties.

(a)           Except for the representations and warranties made by BYFC in this Article IV, neither BYFC nor any other person makes any express or implied representation or warranty with respect to BYFC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BYFC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither BYFC nor any other person makes or has made any representation or warranty to CFB or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to BYFC, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to CFB or any of its Affiliates or Representatives in the course of their due diligence investigation of BYFC, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by BYFC in this Article IV.

(b)           BYFC acknowledges and agrees that neither CFB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the CFB Disclosure Schedule or the BYFC Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of BYFC and CFB shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, key employees and advantageous business relationships, and (iii) take no action that would reasonably be expected to adversely affect or delay the ability of either BYFC or CFB to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided that, with respect to clause (i), a reasonable good faith action taken solely to address an extraordinary or unusual event stemming directly from or arising directly out of the COVID-19 pandemic that is outside of the ordinary course of business shall not be deemed to be a breach of this Section 5.1, but each party shall notify the other in writing prior to taking such action.

5.2          Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the BYFC Disclosure Schedule or the CFB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither BYFC nor CFB shall, and neither BYFC nor CFB shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a)           other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six months, and (ii) deposits, incur any indebtedness for borrowed money (other than indebtedness of CFB or any of its wholly owned Subsidiaries to CFB or any of its wholly owned Subsidiaries, on the one hand, or of BYFC or any of its wholly owned Subsidiaries to BYFC or any of its wholly owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)           (i)            adjust, split, combine or reclassify any capital stock;

(ii)           make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or exchange, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any CFB Securities or CFB Subsidiary Securities, in the case of CFB, or BYFC Securities or BYFC Subsidiary Securities, in the case of BYFC, except, in each case, (A)

dividends paid by any of the Subsidiaries of each of BYFC and CFB to BYFC or CFB or any of their wholly owned Subsidiaries, respectively, (B) regular distributions on outstanding CFB Preferred Stock in accordance with their terms or (C) the acceptance of shares of CFB Common Stock or BYFC Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, outstanding as of the date hereof or granted after the date hereof as expressly permitted by this Agreement and in accordance with past practice and the terms of the applicable award agreements as in effect as of the date hereof or entered into after the date hereof as expressly permitted by this Agreement;

(iii)          grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any CFB Securities or CFB Subsidiary Securities, in the case of CFB, or BYFC Securities or BYFC Subsidiary Securities, in the case of BYFC; or

(iv)          issue, grant, sell, transfer, encumber, dispose, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any CFB Securities or CFB Subsidiary Securities, in the case of CFB, or BYFC Securities or BYFC Subsidiary Securities, in the case of BYFC, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any CFB Securities or CFB Subsidiary Securities, in the case of CFB, or BYFC Securities or BYFC Subsidiary Securities, in the case of BYFC, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof or granted after the date hereof as expressly permitted by this Agreement and in accordance with their terms as in effect on the date hereof or entered into after the date hereof as expressly permitted by this Agreement;

(c)           sell, transfer, mortgage, encumber or otherwise dispose of any of its material assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(d)           except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the assets of any other person, in each case other than a wholly owned Subsidiary of CFB or BYFC, as applicable;

(e)           (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any CFB Contract or

BYFC Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to CFB or BYFC, as the case may be, or (ii) enter into any contract that would constitute a CFB Contract or BYFC Contract, as the case may be, if it were in effect on the date of this Agreement;

(f)            except as required under the terms of any CFB Benefit Plan or BYFC Benefit Plan existing as of the date hereof, as applicable, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant (other than in connection with a promotion or change in responsibilities), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business consistent with past practice, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, provided that at-will employment agreements with new hire employees with an annual base salary or wage rate less than $100,000 that provide for no change in control or other special benefits and severance agreements that include a release of claims in favor of the company and its related parties that provide for benefits not in excess of $100,000 may be entered into in the ordinary course of business consistent with past practice (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary or wage rate is greater than $100,000, other than for cause, or (ix) hire any officer, employee or individual consultant who has an annual base salary or wage rate greater than $100,000;

(g)           commence or settle any material claim, suit, action or proceeding, except in the ordinary course of business consistent with past practice involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to CFB or BYFC, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity;

(h)           amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(i)            other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j)            implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(k)           make, or commit to make, any capital expenditures that exceed by more than 15 percent in the aggregate the amounts set forth in CFB’s capital expenditure budget set forth in Section 5.2(k) of the CFB Disclosure Schedule, in the case of CFB, or the amounts set forth in BYFC’s capital expenditure budget set forth in Section 5.2(k) of the BYFC Disclosure Schedule, in the case of BYFC;

(l)            make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute, consent to any extension or waiver of the limitation period applicable to any Tax claim or surrender any material right to claim a refund of Taxes;

(m)          take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(n)           take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement;

(o)           notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or materially impair the ability of either party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or

(p)           agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)           Promptly after the date of this Agreement, BYFC and CFB shall promptly prepare and file with the SEC the Joint Proxy Statement, and BYFC shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, no later than 60 days after the date of this Agreement. BYFC and CFB agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other party and its counsel and its accountants in the preparation of the S-4 and the Joint Proxy Statement. Each of BYFC and CFB shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and BYFC and CFB shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. BYFC shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CFB shall furnish all information concerning CFB and the holders of CFB Stock as may be reasonably requested in connection with any such action.

(b)           The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within 45 days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such Governmental Entities. BYFC and CFB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to CFB or BYFC, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and, except for non-material communications between counsel and a Governmental Entity relating to the regulatory approval process or status, each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, permits, waivers, non-objections, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the FDIC, the OCC and any state banking authorities listed on Section 3.4 of the CFB Disclosure Schedule or Section 4.4 of the BYFC Disclosure Schedule and (ii) set forth in such Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c)           Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require BYFC or CFB or any of their respective Subsidiaries, and neither BYFC nor CFB nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Entities that would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on the business of BYFC and its Subsidiaries (taken as a whole), or on the business of CFB and its Subsidiaries (taken as a whole) (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments) (a “Materially Burdensome Regulatory Condition”).

(d)           BYFC and CFB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of BYFC, CFB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. If a stockholder of either of the parties hereto is required to file a notice or application with a Governmental Entity in connection with the Merger, such party may share information concerning the other party hereto and the Merger with such stockholder to the extent necessary to facilitate such filing.

(e)           BYFC and CFB shall, subject to applicable law, promptly advise each other upon receiving any communication relating to the regulatory approval process, including by providing the content of such communication, from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement.

(f)            BYFC and CFB intend to cause the Surviving Entity to take reasonable actions to cause the Surviving Bank to maintain its status as a CDFI certified by the United States Treasury Department and as an MDI designated by the FDIC.

6.2          Access to Information; Confidentiality.

(a)           Upon reasonable notice and subject to applicable laws, each of BYFC and CFB shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its assets, books, contracts, commitments, personnel, information technology systems, and records; provided, that such investigation or requests shall not interfere unnecessarily with normal operations of the party, and shall be subject to any reasonable restrictions imposed by either party with respect to in-person access in light of COVID-19 concerns, including the health and safety of such party’s employees; provided, further that the parties use reasonable best efforts to allow for such access or disclosure in a manner that does not jeopardize such health and safety, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of BYFC and CFB shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that BYFC or CFB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, assets and personnel as such party may reasonably request, including all information reasonably requested by CFB’s independent accountant for the purpose of analyzing the effect of the Merger on the availability of any net operating loss, capital loss, built-in loss,

Tax credits or other Tax attribute of BYFC or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations promulgated thereunder or comparable provisions of state, local or foreign Tax Law. Neither BYFC nor CFB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BYFC’s or CFB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           Each of BYFC and CFB shall hold, and, pursuant to Section 6.1(d), shall direct their respective stockholders to hold, all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated January 22, 2020, between BYFC and CFB (the “Confidentiality Agreement”).

(c)           No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3          Stockholders’ Approvals.

(a)           Each of BYFC and CFB shall call, give notice of, establish a record date for, convene and hold a meeting of its stockholders (the “BYFC Meeting” and the “CFB Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of CFB, the Requisite CFB Votes, and in the case of BYFC, the Requisite BYFC Vote and the BYFC Benefit Corporation Vote and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of CFB and BYFC shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable after the date of this Agreement and on the same date and at the same time, and to set the same record date for each such meeting. Each of BYFC and CFB and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of BYFC and CFB, as applicable, the Requisite BYFC Vote, the BYFC Benefit Corporation Vote and the Requisite CFB Votes, as applicable, including by communicating to the respective stockholders of BYFC and CFB its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of BYFC, the stockholders of BYFC adopt and approve this Agreement and the transactions contemplated hereby, including the BYFC Amended Certificate (the “BYFC Board Recommendation”), and, in the case of CFB, the stockholders of CFB adopt and approve this Agreement and the transactions contemplated hereby (the “CFB Board Recommendation”).

(b)           Each of BYFC and CFB and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the BYFC Board Recommendation, in the case of BYFC, or the CFB Board Recommendation, in the case of CFB, (ii) fail to make the BYFC Board Recommendation, in the case of BYFC, or the CFB Board Recommendation, in the case of CFB, in the Joint Proxy Statement, or otherwise submit this Agreement to its stockholders without recommendation, (iii) adopt, approve, agree to, accept, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the BYFC Board Recommendation, in the case of BYFC, or the CFB Board Recommendation, in the case of CFB, in each case within ten Business Days (or such fewer number of days as remains prior to the BYFC Meeting or the CFB Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, (v) take any action, or make any public statement, filing or release inconsistent with the BYFC Board Recommendation, in the case of BYFC, or the CFB Board Recommendation, in the case of CFB or (vi) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c)           Subject to Section 8.1 and Section 8.2, if the Board of Directors of BYFC or CFB (i) receives a Superior Proposal (after giving effect to the terms of any revised offer by the other party pursuant to this Section 6.3), and (ii) after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the BYFC Board Recommendation or the CFB Board Recommendation, as applicable, such Board of Directors may, in the case of BYFC, prior to the receipt of the Requisite BYFC Vote, and in the case of CFB, prior to the receipt of the Requisite CFB Votes, submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) has complied in all material respects with Section 6.12, (B) gives the other party at least three Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a Superior Proposal, the latest material terms and conditions and the identity of the third party in any such Superior Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances, including the information under Section 6.12(b)) and (C) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that such Superior Proposal remains a Superior Proposal and it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the BYFC Board Recommendation or CFB Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. BYFC or CFB shall adjourn or postpone the BYFC Meeting or the CFB Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BYFC Common Stock or CFB Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CFB or BYFC, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CFB Votes or the Requisite BYFC Vote.

(d)           As used in this Agreement, “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the Board of Directors of BYFC or CFB determines in its good faith judgment (after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to its respective stockholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by the other party hereto), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by the other party hereto in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

(e)           Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the BYFC Meeting shall be convened and this Agreement shall be submitted to the stockholders of BYFC at the BYFC Meeting and (y) the CFB Meeting shall be convened and this Agreement shall be submitted to the stockholders of CFB at the CFB Meeting, and nothing contained herein shall be deemed to relieve either BYFC or CFB of such obligation.

(f)            BYFC shall direct the BYFC ESOP trustee to vote the BYFC Common Stock held in the BYFC ESOP in accordance with the requirements of Section 409(e) of the Internal Revenue Code, the terms of the BYFC ESOP, and the ESOP trustee’s ERISA fiduciary duties.

6.4          Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of BYFC and CFB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by CFB or BYFC or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5          Stock Exchange Listing. BYFC shall cause the shares of BYFC Voting Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time, and BYFC shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

6.6          Employee Benefit Plans.

(a)           From and after the Effective Time, unless otherwise mutually agreed, the CFB Benefit Plans and BYFC Benefit Plans in effect as of the date of this Agreement (other than such benefit plans as may be mutually agreed) shall remain in effect with respect to employees of CFB and BYFC (and their respective Subsidiaries), respectively, covered by such plans at the Effective Time who continue to be employed by the Surviving Entity or its Subsidiaries after the Effective Time until such time as the Surviving Entity shall, subject to applicable law, and the terms of such plans, modify any existing plans or adopt new benefit plans with respect to employees of the Surviving Entity and its Subsidiaries (collectively, the “New Benefit Plans”). Prior to the Closing Date, CFB and BYFC shall cooperate in reviewing, evaluating and analyzing the BYFC Benefit Plans and CFB Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby to be submitted for consideration and approval by the board of directors of the Surviving Entity after the Closing Date. It is the intention of CFB and BYFC, to the extent permitted by applicable law, to develop New Benefit Plans (including amending existing plans), as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, (ii) do not discriminate between employees who were covered by BYFC Benefit Plans, on the one hand, and those covered by CFB Benefit Plans on the other hand, at the Effective Time, (iii) do not materially reduce the aggregate amount of benefits provided to CFB or BYFC employees, provided such benefit amounts are customary in the market, (iv) honor and preserve all contractual or vested benefits, and (v) with respect to health benefits, to the extent commercially practicable, waives any preexisting condition disallowances. Notwithstanding the foregoing, BYFC and CFB agree that, during the period commencing at the Effective Time and ending on the first anniversary thereof, any continuing employee of BYFC, CFB or any of their respective Subsidiaries who is involuntarily terminated other than for cause by the Surviving Entity or any of its Subsidiaries, as applicable during such one-year period will be provided with severance, as described in Section 6.6(a) of the BYFC Disclosure Schedule. For purposes of this Section 6.6(a), “cause” shall mean termination because of an employee’s material personal dishonesty in the course and scope of his or her employment, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar violations).

(b)           Nothing in this Agreement shall confer upon any employee, officer, director or consultant of BYFC or CFB or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Entity, CFB, BYFC or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, CFB, BYFC or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of BYFC or CFB or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any CFB Benefit Plan, BYFC Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular CFB Benefit Plan, BYFC Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of BYFC or CFB or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7                               Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, the Surviving Entity shall, subject to applicable law, indemnify, defend and hold harmless and shall advance expenses as incurred, in each case to the extent such persons are indemnified as of the date of this Agreement by CFB pursuant to the CFB Articles, the CFB Bylaws, the governing or organizational documents of any Subsidiary of CFB and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the CFB Disclosure Schedule, each present and former director, officer or employee of CFB and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “CFB Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of CFB or any of its Subsidiaries or, at CFB’s request, of another domestic or foreign corporation, non-profit corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other entity, and pertaining to matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any CFB Indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such CFB Indemnified Party is not entitled to indemnification.

(b)                                 From and after the Effective Time, the Surviving Entity shall, subject to applicable law, indemnify, defend and hold harmless and shall advance expenses as incurred, in each case to the extent such persons are indemnified as of the date of this Agreement by BYFC pursuant to the BYFC Certificate, the BYFC Bylaws, the governing or organizational documents of any Subsidiary of BYFC and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(b) of the BYFC Disclosure Schedule, each present and former director, officer or employee of BYFC and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “BYFC Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of BYFC or any of its Subsidiaries or, at BYFC’s request, of another domestic or foreign corporation, non-profit corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other entity, and pertaining to matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any BYFC Indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such BYFC Indemnified Party is not entitled to indemnification.

(c)                                  For a period of six years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by CFB (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time. In lieu of the foregoing, BYFC or CFB, in consultation with the other party, may obtain at or prior to the Effective Time a six-year “tail” policy under CFB’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence.

(d)                                 For a period of six years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by BYFC (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time.  In lieu of the foregoing, BYFC or CFB, in consultation with the other party, may obtain at or prior to the Effective Time a six-year “tail” policy under BYFC’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence.

(e)                                  The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each CFB Indemnified Party, each BYFC Indemnified Party, and each of his or her respective heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8                               Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of BYFC, on the one hand, and a Subsidiary of CFB, on the other hand) or to vest the Surviving Entity with full title to all assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BYFC.

6.9                               Advice of Changes. BYFC and CFB shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10                        Stockholder Litigation. Each party shall give the other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its Affiliates.

6.11                        Corporate Governance.

(a)                                 Prior to the Effective Time, the Board of Directors of BYFC shall recommend that the shareholders of BYFC approve the BYFC Amended Certificate and take all actions necessary to adopt the BYFC Amended Bylaws. Effective as of the Effective Time, the Surviving Entity shall cause the number of directors that will comprise the full Board of Directors of the Surviving Entity to be nine. Of the members of the initial Board of Directors of the Surviving Entity as of the Effective Time, (i) one shall be the Chief Executive Officer of BYFC as of immediately prior to the Effective Time, (ii) one shall be the Chief Executive Officer of CFB as of immediately prior to the Effective Time, (iii) an additional three shall be members of the Board of Directors of BYFC as of immediately prior to the Effective Time, designated by BYFC (the directors referred to in clauses (i) and (iii), the “BYFC Directors”), and (iv) an additional four shall be members of the Board of Directors of CFB as of immediately prior to the Effective Time, designated by CFB (the directors referred to in clauses (ii) and (iv), the “CFB Directors”). An initial lead independent director of the Surviving Entity shall be designated by CFB and the standing committees of the Board of Directors of the Surviving Entity shall be comprised of BYFC Directors and CFB Directors. The CFB Directors shall be appointed to director classes of the Board of Directors of the Surviving Entity as determined by the nominating committee of the Board of Directors of the Surviving Entity in a manner to fill such vacancies that then exist with the goal of making each class of directors as nearly equal in number as practicable. Each of the BYFC Directors shall continue in the director class to which such director is assigned.

(b)                                 In accordance with, and to the extent provided in, the BYFC Amended Bylaws, effective as of the Effective Time, Mr. Wayne Bradshaw shall serve as the Chairman of the Board of Directors of the Surviving Entity and Mr. Brian Argrett shall serve as the Vice Chairman of the Board of Directors and Chief Executive Officer of the Surviving Entity and the Surviving Bank. Effective as of the second anniversary of the Closing Date, Mr. Brian Argrett shall replace Mr. Wayne Bradshaw as the Chairman of the Board of Directors (subject to the then-current Board of Directors of the Surviving Entity’s exercise of its fiduciary obligations and vote).

(c)                                  As of the Effective Time, (i) the principal corporate office of the Surviving Entity shall be located in Los Angeles, California, (ii) the principal corporate office of the Surviving Bank shall be located in Washington, DC, (iii) the name of the Surviving Entity and the name of the Surviving Bank shall be as mutually agreed to by the parties and (iv) the ticker symbol of the Surviving Entity shall be changed to be consistent with the name of the Surviving Entity.

(d)                                 The Surviving Entity shall establish regional advisory boards, populated by individuals selected by Mr. Brian Argrett and Mr. Wayne Bradshaw, in each of Los Angeles, California and Washington, D.C.

(e)                                  Each of BYFC and CFB shall, and shall cause its Subsidiaries to, use their reasonable best efforts to carry out the provisions of this Section 6.11.

6.12                        Acquisition Proposals.

(a)                                 Each party hereto agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce, encourage or facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve, recommend the approval of or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite BYFC Vote, in the case of BYFC, or the Requisite CFB Votes, in the case of CFB, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.12(a), such party may prior to such meeting, but not after, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data (but only if such party shall have provided such information to the other party hereto prior to furnishing it to any such person) and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to such party than the Confidentiality Agreement is to BYFC and CFB, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, (i) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than CFB or BYFC, as applicable, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously furnished to any person (other than the parties hereto and its Representatives) that has made or indicated an intention to make an Acquisition Proposal.

(b)                                 Each party will promptly (within 24 hours) advise the other party following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal (or a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral), and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(c)                                  As used in this Agreement, “Acquisition Proposal” shall mean, with respect to BYFC or CFB, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.

(d)                                 Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.13                        Public Announcements. CFB and BYFC agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.13.

6.14                        Change of Method. CFB and BYFC shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of CFB and BYFC (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (i) alter or change the amount or kind of Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to CFB’s shareholders, (iii) adversely affect the Tax treatment of CFB or BYFC pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.15                        Tax Treatment.

(a)                                 Each of the parties shall use its reasonable best efforts to cause the Merger, and shall not take any action that would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes. The parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Code.

(b)                                 Each of the parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP and Arnold & Porter Kaye Scholer LLP certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Joint Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

(c)                                  Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of BYFC and CFB and their Affiliates shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any inconsistent position therewith in any Tax Return.

6.16                        Restructuring Efforts. If either CFB or BYFC shall have failed to obtain the Requisite CFB Votes or the Requisite BYFC Vote at the duly convened CFB Meeting or BYFC Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of CFB as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its stockholders for approval.

6.17                        Takeover Statutes. None of CFB, BYFC or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 Stockholder Approvals. This Agreement shall have been approved by the stockholders of BYFC by the Requisite BYFC Vote and by the shareholders of CFB by the Requisite CFB Votes.

(b)                                 Nasdaq Listing. The shares of BYFC Voting Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c)                                  Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)                                 S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)                                  No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2                               Conditions to Obligations of BYFC. The obligation of BYFC to effect the Merger is also subject to the satisfaction, or waiver by BYFC, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of CFB set forth in Section 3.2(a) and Section 3.9(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of CFB set forth in Section 3.1(a), Section 3.2(b), Section 3.3(a) and Section 3.7 (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of CFB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on CFB. BYFC shall have received a certificate dated as of the Closing Date and signed on behalf of CFB by the Chief Executive Officer or the Director of Finance of CFB to the foregoing effect.

(b)                                 Performance of Obligations of CFB. CFB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and BYFC shall have received a certificate dated as of the Closing Date and signed on behalf of CFB by the Chief Executive Officer or the Chief Financial Officer of CFB to such effect.

(c)                                  Federal Tax Opinion. BYFC shall have received the opinion of Arnold & Porter Kaye Scholer LLP (or another nationally recognized tax counsel reasonably acceptable to the parties), in form and substance reasonably satisfactory to BYFC, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of BYFC and CFB, reasonably satisfactory in form and substance to such counsel.

(d)                                 Appraisal Rights.  The aggregate number of outstanding shares of CFB Common Stock with respect to which notice of intent to exercise appraisal rights pursuant to Section 29-311.11 of the DC Code has been given by the holders thereof shall not have exceeded 5% of the number of outstanding shares of CFB Common Stock.

(e)                                  FIRPTA Certificate. BYFC shall have received (i) an affidavit issued by CFB dated as of the Closing Date, sworn under penalty of perjury and signed by an officer of CFB, in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that CFB is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (ii) a notice from CFB to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

7.3                               Conditions to Obligations of CFB. The obligation of CFB to effect the Merger is also subject to the satisfaction, or waiver by CFB, at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of BYFC set forth in Section 4.2(a) and Section 4.9(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of BYFC set forth in Section 4.1, Section 4.2(b), Section 4.3(a) and Section 4.7 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of BYFC set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on BYFC. CFB shall have received a certificate dated as of the Closing Date and signed on behalf of BYFC by the Chief Executive Officer or the Chief Financial Officer of BYFC to the foregoing effect.

(b)                                 Performance of Obligations of BYFC. BYFC shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and CFB shall have received a certificate dated as of the Closing Date and signed on behalf of BYFC by the Chief Executive Officer or the Chief Financial Officer of BYFC to such effect.

(c)                                  Federal Tax Opinion. CFB shall have received the opinion of Covington & Burling LLP (or another nationally recognized tax counsel reasonably acceptable to the parties), in form and substance reasonably satisfactory to CFB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of BYFC and CFB, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite CFB Votes or the Requisite BYFC Vote:

(a)                                 by mutual written consent of BYFC and CFB;

(b)                                 by either BYFC or CFB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)                                  by either BYFC or CFB if the Merger shall not have been consummated on or before the date that is one year after the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)                                 by either BYFC or CFB (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of CFB, in the case of a termination by BYFC, or BYFC, in the case of a termination by CFB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by BYFC, or Section 7.3, in the case of a termination by CFB, and which is not cured within 45 days following written notice to CFB, in the case of a termination by BYFC, or BYFC, in the case of a termination by CFB, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)                                  by CFB, if (i) BYFC or the Board of Directors of BYFC shall have made a Recommendation Change or (ii) BYFC or the Board of Directors of BYFC shall have breached its obligations under Section 6.3 or 6.12 in any material respect; or

(f)                                   by BYFC, if (i) CFB or the Board of Directors of CFB shall have made a Recommendation Change or (ii) CFB or the Board of Directors of CFB shall have breached its obligations under Section 6.3 or 6.12 in any material respect.

8.2                               Effect of Termination.

(a)                                 In the event of termination of this Agreement by either BYFC or CFB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of BYFC, CFB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.13, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither BYFC nor CFB shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)                                 (i)                                     In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of CFB or shall have been made directly to the shareholders of CFB or any person shall have publicly announced (and not withdrawn at least two Business Days prior to the CFB Meeting) an Acquisition Proposal, in each case with respect to CFB and (A) (x) thereafter this Agreement is terminated by either BYFC or CFB pursuant to Section 8.1(c) without the Requisite CFB Votes having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by BYFC pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is 12 months after the date of such termination, CFB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then CFB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay BYFC, by wire transfer of same-day funds, a fee equal to $1,750,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii)                                  In the event that this Agreement is terminated by BYFC pursuant to Section 8.1(f), then CFB shall pay BYFC, by wire transfer of same-day funds, the Termination Fee within two Business Days of the date of termination.

(c)                                  (i)                                     In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of BYFC or shall have been made directly to the stockholders of BYFC or any person shall have publicly announced (and not withdrawn at least two Business Days prior to the BYFC Meeting) an Acquisition Proposal, in each case with respect to BYFC and (A) (x) thereafter this Agreement is terminated by either BYFC or CFB pursuant to Section 8.1(c) without the Requisite BYFC Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by CFB pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is 12 months after the date of such termination, BYFC enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then BYFC shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay CFB the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii)                                  In the event that this Agreement is terminated by CFB pursuant to Section 8.1(e), then BYFC shall pay CFB, by wire transfer of same-day funds, the Termination Fee within two Business Days of the date of termination.

(d)                                 Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e)                                  Each of BYFC and CFB acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if BYFC or CFB, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if BYFC or CFB, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite BYFC Vote or the Requisite CFB Votes; provided, that after the receipt of the Requisite BYFC Vote or the Requisite CFB Votes, there may not be, without further approval of the stockholders of BYFC or shareholders of CFB, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2                               Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite BYFC Vote or the Requisite CFB Votes, there may not be, without further approval of the stockholders of BYFC or shareholders of CFB, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3                               Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Sections 6.7 and 6.13 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4                               Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by BYFC and CFB.

9.5                               Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                 if to CFB, to:

CFBanc Corporation
1432 U Street, NW
Washington, DC 20009
Attention: Brian Argrett, President and CEO
E-mail: bargrett@cityfirstbank.com

With a copy (which shall not constitute notice) to:

Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Attention: Frank M. Conner III
Email: rconner@cov.com;

Attention: Christopher J. DeCresce
Email: cdecresce@cov.com

and

(b)                                 if to BYFC, to:

Broadway Financial Corporation
5055 Wilshire Blvd., Suite 500
Los Angeles, CA 90036
Attention: Wayne Bradshaw, President and CEO
E-mail: WBradshaw@broadwayfederalbank.com

With a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP
777 South Figueroa Street
44th Floor
Los Angeles, CA 90017
Attention: James R. Walther
E-mail:        james.walther@arnoldporter.com

9.6                               Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “Knowledge” of CFB means the actual knowledge of any of the officers of CFB listed on Section 9.6 of the CFB Disclosure Schedule after reasonable inquiry of the employees, consultants, or independent contractors of CFB and its Subsidiaries with the administrative or operational responsibility for such matter in question, and the “Knowledge” of BYFC means the actual knowledge of any of the officers of BYFC listed on Section 9.6 of the BYFC Disclosure Schedule after reasonable inquiry of the employees, consultants, or independent contractors of BYFC and its Subsidiaries with the administrative or operational responsibility for such matter in question. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity, or other entity of any kind or nature, (ii) an “Affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one day prior to the date hereof, (b) included in the virtual data room of a party at least one day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one day prior to the date hereof, (iv) the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Washington, DC or Los Angeles, California are authorized by law or executive order to be closed, (v) the phrase “ordinary course of business consistent with past practice” and similar phrases will mean, with respect to any person, the ordinary course of such person’s business consistent with past custom and practice (and giving effect to any adjustments and modifications thereto prior to the date of this Agreement taken in response to or as a result of the COVID-19 pandemic, in each case, to the extent disclosed to the other party prior to the date hereof) and (vi) the term “assets” means all assets, properties, businesses and rights of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible. The CFB Disclosure Schedule and the BYFC Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7                               Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8                               Entire Agreement. This Agreement (including the documents and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9                               Governing Law; Jurisdiction.

(a)                                 This Agreement, and all claims or causes of action (whether in contract, in tort or by statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof or of any other jurisdiction (except that matters relating to the fiduciary duties of the Board of Directors of CFB shall be subject to the laws of the District of Columbia).

(b)                                 Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10                        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11                        Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12                        Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligations to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13                        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14                        Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15                        Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were an original manually signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Broadway Financial Corporation and CFBanc Corporation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BROADWAY FINANCIAL CORPORATION

By:	/s/ Wayne-Kent A. Bradshaw
Name: Wayne-Kent A. Bradshaw
Title: President and Chief Executive Officer

CFBANC CORPORATION

By:	/s/ Brian E. Argrett
Name: Brian E. Argrett
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Form of Broadway Financial Corporation Amended Certificate

[Attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[BROADWAY FINANCIAL CORPORATION, PBC](1)

a public benefit corporation

FIRST:  The name of this corporation is [“Broadway Financial Corporation, PBC”].

SECOND:  The name and address of this corporation’s registered agent and registered office in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware  19808-1674.

THIRD:  The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.  Without limitation of the foregoing, this corporation is a public benefit corporation, as provided for in Subchapter XV of the Delaware General Corporation Law, that is intended to promote the following public benefits: [increase access to credit and capital for individuals and institutions located in low-income and moderate-income neighborhoods of the District of Columbia, Los Angeles, California and other communities served by this corporation and its  bank and other subsidies that improve the economic health of such communities in ways that are efficient and profitable](2).  Any disinterested failure of a director to satisfy the requirements of Section 365 of the Delaware General Corporation Law (relating to the duties of directors) shall not constitute an act or omission not in good faith, or a breach of the duty of loyalty.

FOURTH:  A. The total number of shares of all classes of stock which this corporation shall have authority to issue is ninety-one million (91,000,000), of which: fifty million (50,000,000) shall be Class A Common Stock, par value $0.01 per share; fifteen million (15,000,000) shall be Class B Common Stock, par value $0.01 per share; twenty-five million (25,000,0000) shall be Class C Common Stock, par value $0.01 per share; and one million (1,000,000) shall be serial preferred stock, par value $0.01 per share.

B.1.         Except as set forth in the remainder of this Article FOURTH, Paragraph B., the Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall all have the same rights and other attributes, including without limitation the right to share ratably with the shares of each of the other class of common stock, based on the respective numbers of each such class, any dividends and any distributions on liquidation declared and paid on common stock.

(1) Insert name to be decided on by the parties.

(2)  Enumerated public benefits to be modified as agreed by the parties.

2.             The shares of Class A Common Stock shall entitle the holders thereof to one vote per share of  Class A Common Stock held of record on all matters.  The shares of  Class B Common Stock and  Class C Common Stock constitute non-voting shares of the corporation and the holders thereof are not entitled to vote on any matter other than as required by law.

3.             The  Class C Common Stock was first authorized by the amendment of the Certificate of Incorporation of this corporation filed with the Delaware Secretary of State on October 13, 2014 and was referred to in such amendment as “non-voting common stock, par value $0.01 per share”. Each share of    Class C Common Stock shall convert, automatically and without any action by any person, into one fully paid and nonassessable share of common stock having full voting rights upon any transfer of such share to any person other than the Initial Holder or any Affiliate of such Initial Holder pursuant to clause (iii), (v) or (v) of the following sentence. The shares of Class C Common Stock are not convertible into common stock having full voting rights by the Initial Holder or any Affiliate of such Initial Holder and may only be transferred by the Initial Holder or such Affiliate (1) to an Affiliate of such Initial Holder, (ii) to the corporation, (iii) in a widespread public distribution, (iv) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the corporation, or (v) to a transferee that would control more than 50% of the voting securities of the corporation without any transfer from the Initial Holder or any Affiliate of such Initial Holder. Notwithstanding the foregoing, the corporation may restrict such conversion to the extent it would be inconsistent with, or in violation of, the requirements of any Regulator with respect to the restrictions on the transfer of the non-voting common stock that are required in order to preserve the “non-voting” classification of the non-voting common stock for regulatory purposes. Any such restriction shall be imposed and deemed effective immediately upon the transmittal by the corporation of written notice to such holder specifying in reasonable detail the reason for such restriction; and in the event such notice is transmitted after the event giving rise to such automatic conversion, the restriction shall be deemed to have been imposed and effective retroactively to the time of such event, and such conversion shall be deemed not to have occurred, so long as such notice is transmitted within one hundred eighty (180) days after the event giving rise to such conversion. Such notice may be dispatched by first class mail, by electronic transmission, or by any other means reasonably designed and in good faith intended to provide prompt delivery to an executive officer (or equivalent) of, or legal counsel to, such holder.

4.             As used herein with respect to the Class C  Common Stock, the term “Initial Holder” shall mean any holder of the non-voting common stock who acquired such stock through conversion of one or more shares of the formerly outstanding shares of Series G Non-Voting Preferred Stock issued by the corporation in accordance with the conversion provisions of the Certificate of Designations for such Series G Non-Voting Preferred Stock of the corporation, as in effect from time to time, or if cancelled, as in effect immediately prior to such cancellation (the “Series G Certificate of Designations”), or on original issue by the corporation in an exchange for common stock having full voting rights that has been approved by the board of directors of the

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corporation. As used herein, the terms “Affiliate” and “Regulator” shall have the respective meanings given such terms in the Series G Certificate of Designations.

C.            The shares of preferred stock may be issued from time to time in one or more series. The board of directors of this corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications. limitations or restrictions thereof; including without limitation the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of preferred stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

FIFTH:  The business and affairs of this corporation shall be under the direction of a board of directors.  The exact number of directors shall be fixed from time to time by the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the full board of directors.

A.            Election of Directors.  The directors of this corporation shall be divided into three classes: the first class, the second class and the third class.  Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected. At each annual election commencing at the first annual meeting of stockholders, the successors to the class of directors whose term expires at that time shall be elected by the stockholders to hold office for a term of three years to succeed those directors whose term expires, so that the term of one class of directors shall expire each year.

In the event of any change in the authorized number of directors, each director then continuing to serve as such shall continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior resignation, disqualification, disability or removal.  There shall be no cumulative voting in the election of directors.  Election of directors need not be made by written ballot.

B.            Newly Created Directorships and Vacancies.  Any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, or, in the event of the failure of the directors or the sole remaining director so to act, by the stockholders at the next annual meeting which occurs after the expiration of a 90-day period commencing on the day the vacancy is created.  Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires.  A director elected to fill a vacancy by reason of an increase in the number of directorships may be elected by a majority vote of the directors then in office, although less than a quorum of the board of directors, to serve until the next election of the class for which such director shall have been chosen.  It the number of

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directors is changed, any increase or decrease may be allocated to any such class the board of directors selects in its discretion.  No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

C.            Removal.  A director may be removed only for cause as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, which vote may only be taken at an annual meeting or a special meeting of stockholders called expressly for that purpose.  Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to the corporation and such adjudication is no longer subject to direct appeal.

SIXTH:  A.            Higher Vote for Certain Business Combinations.  In addition to any affirmative vote of holders of a class or series of capital stock of this corporation required by law or the provisions of this Certificate of Incorporation and except as otherwise expressly provided in Paragraph B of this Article SIXTH.  a Business Combination (as hereinafter defined) with or upon a proposal by an Interested Stockholder (as hereinafter defined) shall require the affirmative vote of the holders of at least two-thirds of the Voting Stock (as hereinafter defined) of this corporation voting together as a single class.  Such affirmative vote shall be required notwithstanding the fact that no vote, or a lesser percentage vote, may be required or may be specified, by law or regulation.

B.            When Higher Vote is Not Required.  The provisions of Paragraph A of this Article SIXTH shall not be applicable to any particular Business Combination if all of the conditions specified in any one of the following Subparagraphs (i), (ii) or (iii) are met:

(i)            Approval by Disinterested Directors.  The proposed Business Combination has been approved by a vote of a majority of all the Disinterested Directors (as hereinafter defined); or

(ii)           Combination with Subsidiary.  The proposed Business Combination is solely between this corporation and a subsidiary of this corporation, and such Business Combination does not have the direct or indirect effect set forth in Subparagraph C(ii)(e) of this Article SIXTH: or

(iii)          Price and Procedural Conditions.  The proposed Business Combination will be consummated within three years after the date (the “Determination Date”) that the Interested Stockholder became an Interested Stockholder and all of the following conditions have been met:

(a)           The aggregate amount of cash and fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of common stock in such Business Combination by the holders thereof shall be at least equal to the higher of the following: (x) the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees (with appropriate adjustments for recapitalizations,

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reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Interested Stockholder for any shares of common stock acquired by it, including those shares acquired by the Interested Stockholder before the Determination Date, or (y) the fair market value of the common stock of the corporation (as determined by the Disinterested Directors) on the date the Business Combination is first proposed (the “Announcement Date”).

(b)           The aggregate amount of cash and fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of any class or series of preferred stock in such Business Combination by the holders thereof shall be at least equal to the highest of the following: (x) the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees (with appropriate adjustments for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Interested Stockholder for any shares of such class or series of preferred stock acquired by it, including those shares acquired by the Interested Stockholder before the Determination Date; (y) the fair market value of such class or series of preferred stock of the corporation (as determined by the Disinterested Directors) on the Announcement Date; and (z) the highest preferential amount per share of such class or series of preferred stock to which the holders thereof would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation (regardless of whether the Business Combination to be consummated constitutes such an event).

(c)           The consideration to be received by holders of a particular class or series of outstanding common or preferred stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class or series of stock.  If the Interested Stockholder has paid for shares of any class or series of stock with varying forms of consideration, the form of consideration given for such class or series of stock in the Business Combination shall be cash or the form used by the Interested Stockholder to acquire the largest number of shares of such class or series of stock previously acquired by it.

(d)           No Extraordinary Event (as hereinafter defined) occurs after the Interested Stockholder has become an Interested Stockholder and prior to the consummation of the Business Combination.

(e)           A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations) is mailed to public stockholders of the corporation at least 30 days prior to the consummation of such Business Combination, whether or not such proxy or information statement is required pursuant to such Act or subsequent provisions (although such proxy or information statement need only be filed with the Securities and Exchange Commission if a filing is required by such Act or subsequent provisions), and shall contain at the front thereof in a prominent place

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the recommendation, if any, of the Disinterested Directors as to the advisability or Inadvisability of the Business Combination and the recommendation, opinion or evaluation of any Investment banking firm selected by a majority of the Disinterested Directors as to the fairness of the Business Combination from the point of view of the stockholders of the corporation other than the Interested Stockholder.

C.            Certain Definitions.  For purposes of this Article SIXTH:

(i)            A “person” shall mean any individual, corporation, partnership, bank, association, joint stock company, trust, unincorporated organization or similar company, or a group of “persons” acting or agreeing to act together in the manner set forth in Rule 13d-5 under the Act as in effect on June 1, 2020.

(ii)           “Business Combination” shall mean any of the following transactions, if entered into by this corporation or a subsidiary of this corporation with, or upon a proposal by, an Interested Stockholder:

(a)           the merger or consolidation of this corporation or any subsidiary of this corporation; or

(b)           the sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) of any assets of this corporation or any subsidiary of this corporation having an aggregate fair market value of $10 million or more; or

(c)           the issuance or transfer by this corporation or any subsidiary of this corporation (in one or a series of transactions) of securities of this corporation or subsidiary of this corporation having an aggregate fair market value of $10 million or more; or

(d)           the adoption of a plan or proposal for the liquidation or dissolution of any subsidiary of this corporation; or

(e)           the reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving an Interested Stockholder) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of an Interested Stockholder in any class or series of capital stock of this corporation or subsidiary of this corporation; or

(f)            any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

(iii)          “Interested Stockholder” shall mean any person (other than this corporation, a subsidiary of this corporation, an employee stock ownership or other employee benefit plan of this corporation or subsidiary of this corporation or any trustee or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect

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beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Act as in effect on June 1, 2020) of more than 10% of the outstanding voting stock of the corporation, and any Affiliate or Associate of any such person.

(iv)          “Disinterested Director” shall mean any member of the board of directors of this corporation who is not affiliated with an Interested Stockholder and who was a member of the board of directors of this corporation immediately prior to the time that any Interested Stockholder became an Interested Stockholder, and any, successor to a Disinterested Director who is not affiliated with an Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors who are then members of the board of directors of this corporation.

(v)           “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on June 1, 2020.

(vi)          “Extraordinary Event” shall mean, as to any Business Combination and Interested Stockholder, any of the following events that is not approved by a majority of all Disinterested Directors:

(a)           any failure to declare and pay at the regular date therefor any full quarterly dividend (whether or not cumulative) on outstanding preferred stock; or

(b)           any reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock); or

(c)           any failure to increase the annual rate of dividends paid on the common stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the common stock; or

(d)           the receipt by the Interested Stockholder, after the Determination Date, of a direct or indirect benefit (except proportionately as a stockholder) from any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by this corporation or any subsidiary of this corporation, whether in anticipation of, or in connection with, the Business Combination or otherwise.

(vii)         “Voting Stock” shall mean all outstanding shares of the common or preferred stock of this corporation entitled to vote generally in the election of directors, and each reference to a proportion of Voting Stock shall refer to shares having such proportion of the number of shares entitled to be cast, excluding all shares beneficially owned or controlled by the Interested Stockholder

(viii)        In the event of any Business Combination in which this corporation survives, the phrase consideration other than cash” as used in Subparagraphs B(iii)(a) and

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B(iii)(b) of this Article SIXTH shall include the shares of common stock and the shares of any other class or series of preferred stock retained by the holders of such shares.

D.            Determinations.  A majority of all Disinterested Directors shall have the power to make any determinations with respect to this Article SIXTH, including, without limitation, the transactions that are Business Combinations, the persons who are Interested Stockholders, the time at which an Interested Stockholder became an Interested Stockholder and the fair market value of any assets, securities (including any stock or other securities issued by this corporation) or other property; and any such determinations of such Disinterested Directors shall be conclusive and binding.

E.            No Effect on Fiduciary Obligations of Interested Stockholders.  Nothing contained in this Article SIXTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

F.             Amendment, Repeal.  In addition to the vote required by Article NINTH of this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the Voting Stock of this corporation, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with this Article SIXTH.

SEVENTH:  This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute.  Notwithstanding the foregoing, the affirmative vote of the holders of at least two-thirds (or such greater proportion as may otherwise be required pursuant to any specific provision of this Certificate of Incorporation) of the total votes eligible to be cast at a legal meeting of stockholders shall be required to amend, repeal or adopt any provisions inconsistent with Articles FIFTH, SIXTH, this Article SEVENTH and Articles EIGHTH, NINTH, TENTH, and ELEVENTH of this Certificate of Incorporation.

EIGHTH:  Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast at a legal meeting of stockholders or by a resolution adopted by a majority of the directors then in office.

NINTH:  All action required to be taken or which may be taken at any annual or special meeting of the stockholders of this corporation may only be taken by written consent without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders of this corporation entitled to vote thereon.

TENTH:  A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives any improper personal benefit.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

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ELEVENTH:  A. Actions, Suits or Proceedings Other Than by or in the Right of the Corporation.  The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was or has agreed to become a director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

B.            Actions or Suits by or in the Right of the Corporation.  The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become a director or officer of the corporation or is or was serving or has agreed to serve at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action, alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

C.            Indemnification for Costs, Charges and Expenses of Successful Party.  Notwithstanding the other provisions of this Article ELEVENTH, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, to the extent permitted by applicable law, the dismissal of an action without prejudice, in defense on any action, suit or proceeding referred to in Paragraphs A and B of this Article ELEVENTH, or in defense of any claim, issue or matter therein, he or she shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

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D.            Determination of Right to Indemnification.  Any indemnification under Paragraphs A and B of this Article ELEVENTH (unless ordered by a court) shall be paid by the corporation, if a determination is made that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Paragraphs A and B of this Article ELEVENTH.  Such determination shall be made (i) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, or (ii) if such majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

E.            Advance of Costs.  Charges and Expenses.  Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Paragraphs A and B of this Article ELEVENTH in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized in this Article ELEVENTH.  Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the majority of the directors deems appropriate.  The majority of the directors may, in the manner set forth above, and upon approval of such director or officer of the corporation, authorize the corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the corporation is a party to such action, suit or proceeding.

F.             Procedure for Indemnification.  Any indemnification under Paragraphs A, B and C, or advance of costs, charges and expenses under Paragraph E of this Article ELEVENTH shall be made promptly, and in any event within 60 days, upon the written request of the director or officer. The right to indemnification or advances as granted by this Article ELEVENTH shall be enforceable by the director or officer in any court of competent jurisdiction, if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Paragraph E of this Article ELEVENTH where the required undertaking, if any, has been received by the corporation that the claimant has not met the standard of conduct set forth in Paragraphs A and B, of this Article ELEVENTH, but the burden of proving such defense shall be on the corporation.  Neither the failure of the corporation (including its board of directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Paragraphs A and B of this Article ELEVENTH, nor the fact that there has been an actual determination by the corporation (including its board of directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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G.            Settlement.  The corporation shall not be obligated to reimburse the costs of any settlement to which it has not agreed.  If in any action, suit or proceeding, including any appeal within the scope of Paragraphs A and B of this Article ELEVENTH, the person to be indemnified shall have unreasonably failed to enter into a settlement thereof offered or assented to by the opposing party or parties in such action, suit or proceeding, then, notwithstanding any other provision hereof the indemnification obligation of the corporation to such person in connection with such action, suit or proceeding shall not exceed the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time such settlement could reasonably have been effected.

H.            Subsequent Amendment.  No amendment, termination or repeal of this Article ELEVENTH or of relevant provisions of the Delaware General Corporation Law or any other applicable law shall affect or diminish in any way the rights of any director or officer of the corporation to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment termination or repeal.

I.             Other Rights; Continuation of Right to Indemnification.  The indemnification provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which a director, officer, employee or agent seeking indemnification may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office or while employed by or acting as agent for the corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person.  Nothing contained in this Article ELEVENTH shall be deemed to prohibit and the corporation is specifically authorized to enter into agreements with officers and directors providing indemnification rights and procedures different from those set forth herein.  All rights to indemnification under this Article ELEVENTH shall be deemed to be a contract between the corporation and each director or officer of the corporation who serves or served in such capacity at any time while this Article ELEVENTH is in effect.  The corporation shall not consent to any acquisition, merger, consolidation or other similar transaction unless the successor corporation assumes by operation of law or by agreement the obligations set forth in this Article ELEVENTH.

J.             Savings Clause.  If this Article ELEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer of the corporation as to any costs, charges, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the full extent permitted by any applicable portion of this Article ELEVENTH that shall not have been invalidated and to the full extent permitted by applicable law.

K.            Subsequent Legislation.  If the Delaware General Corporation Law is amended after the date hereof to further expand the indemnification permitted to directors and officers of the corporation, then the corporation shall indemnify such person to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

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TWELFTH:  Stockholder nominations of persons for election as directors of this corporation and stockholder proposals with respect to business to be conducted at an annual meeting of stockholders must, in order to be voted upon, be made in writing and delivered to the secretary of this corporation on or before 30 days (or such other period as may be established in the bylaws) in advance of the date (month and day) of the previous year’s annual meeting.

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Exhibit B
Form of Broadway Financial Corporation Amended Bylaws

[Attached]

BYLAWS OF

[                     ](1)

ARTICLE I.

NAME

Section 1.1  Name.    The name of the corporation shall be “[              ].”

ARTICLE II.

OFFICES

Section 2.1  Registered Office.    The corporation shall at all times maintain a registered office in the State of Delaware, which, except as otherwise determined by the Board of Directors of the corporation (the “Board”), shall be in the City of Dover, County of Kent.

Section 2.2  Principal Office.    The principal office of the corporation shall be maintained at such place within or without the State of Delaware as the Board shall designate.

Section 2.3  Other Offices.    The corporation may also have offices at such other places within or without the State of Delaware as the Board shall from time to time designate or the business of the corporation shall require.

ARTICLE III.

MEETINGS OF STOCKHOLDERS

Section 3.1  Place of Meetings.    All annual and special meetings of stockholders shall be held at such places within or without the State of Delaware as the Board may determine.

Section 3.2  Annual Meetings.

3.2.1     Time and Place.    The annual meeting of stockholders for the election of directors and for the transaction of any other business of the corporation that may properly be transacted at such meeting shall be held each year at 2:00 p.m. on the third Wednesday of April, if not a legal holiday, or, if a legal holiday, then on the next succeeding day not a Saturday, Sunday or legal holiday, or at such other time and date, and in such place, or as a virtual meeting using such electronic means, as the Board may determine consistent with applicable law.

3.2.2    New Business.    At annual meetings, directors shall be elected and any other business determined by the Board, or properly proposed by a

(1)                                 Insert name to be decided on by the parties.

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stockholder of record entitled to vote at the annual meeting and timely received by the Secretary of the corporation as in these Bylaws provided, may be transacted which is within the powers of the stockholders.

3.2.3          Required New Business Notice.    Any new business proposed by a stockholder to be considered and voted upon at the annual meeting of stockholders must be stated in a written notice that is received by the Secretary of the corporation not less than 90 days nor more than 120 days in advance of the anniversary date (month and day) of the previous year’s annual meeting, regardless of any postponement or adjournments of that meeting to a later date, and all business so stated, proposed and received by the Secretary of the corporation may, unless prior action thereon is required by the Board, be considered and voted upon at the annual meeting if presented by the stockholder at such meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder notice of new business required hereby must be received by the Secretary of the corporation not later than 90 days prior to the annual meeting or, if later, 10 days following the day on which public disclosure of the date of the annual meeting is first made by the corporation. This provision shall not prevent the consideration, approval or disapproval at the annual meeting of the reports of officers and committees, but in connection with such reports no business shall be acted upon at the annual meeting unless stated in writing, proposed in advance of the meeting and received by the Secretary of the corporation as herein provided.

3.2.4      Determinations of Compliance.    The Board or a committee designated by the Board may reject any stockholder business that is not proposed pursuant to timely advance notice as in these Bylaws provided or that is otherwise not in compliance with these bylaws. If neither the Board nor such committee has made a determination of such timeliness and compliance prior to the annual meeting, the presiding officer at the annual meeting shall make such determinations and shall reject any such stockholder proposal that has not been made pursuant to timely notice as in these Bylaws provided or is not otherwise in compliance with the requirements of these Bylaws.

Section 3.2.5  Nominations For Director Elections.    Nominations of candidates for election as directors at any meeting of stockholders may be made (a) by or at the direction of the Board, or (b) by any stockholder of record entitled to vote at such meeting. Only persons nominated in accordance with procedures set forth in this Section 3.2.5 shall be eligible for election as directors.

Nominations, other than those made by or at the direction of the Board, may only be made in connection with an annual meeting of stockholders and must be made pursuant to timely notice in writing to the Secretary of the corporation as set forth in this Section 3.2.5. To be timely, a stockholder’s notice must be stated in writing and received by the Secretary of the corporation not less than 90 days nor more than 120 days in advance of the anniversary date (month and day) of the previous year’s annual meeting,

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regardless of any postponement or adjournments of that meeting to a later date; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder notice of new business required hereby must be received by the Secretary of the corporation not later than 90 days prior to the date of the annual meeting or, if later, 10 days following the day on which public disclosure of the date of the annual meeting is first made by the corporation. Such stockholder notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) the name, age, business address and residential address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation’s stock which are beneficially owned by such person on the date of such stockholder notice and (iv) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with solicitation of proxies with respect to nominees for election as directors, regardless of whether shares of the corporation’s stock are then registered pursuant to the Exchange Act, including, but not limited to, information required to be disclosed by Items 4 and 6 of Schedule 14A of Regulation 14A of the Securities and Exchange Commission; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the corporation’s books, of such stockholder and the name and principal business or residential address of any other beneficial stockholders known by such stockholder to support such nominees and (ii) the class and number of shares of the corporation’s stock which are owned of record or beneficially owned by such stockholder on the date of such stockholder notice and the number of shares owned beneficially by any other record or beneficial stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. At the request of the Board, any person nominated by, or at the request of the Board for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

The Board or a committee designated by the Board may reject any nomination by a stockholder not timely made in accordance with the requirements of this Section 3.2.5. If the Board or such committee determines that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2.5 in any material respect, the Secretary of the corporation shall promptly notify such stockholder of the deficiency and of the time within which such deficiency may be cured by such stockholder, which time shall be not less than five days from the date such deficiency notice is given to the stockholder, as the Board or such committee shall determine. If the deficiency is not cured within such period, or if the Board or such committee determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Section 3.5 in any material respect, then the Board may reject such stockholder’s notice and the proposed nominations shall not be accepted if presented at the stockholder meeting to which the notice relates. The Secretary of the corporation shall notify a stockholder in writing whether his or her nomination has been made in accordance with the time and informational requirements of this Section 3.5. Notwithstanding the

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procedure set forth in this Section 3.5, if neither the Board nor such committee makes a determination as to the validity of any nominations by a stockholder, the presiding officer of the stockholder’s meeting shall determine and declare at the meeting whether a nomination was not made in accordance with the terms of this Section 3.4. If the presiding officer determines that a nomination was not made in accordance with the terms of this Section 3.5 he or she shall so declare at the meeting and the defective nomination shall not be accepted.

Section 3.3  Special Meetings.    Special meetings of stockholders for the purpose of taking any action permitted by law to be taken by the stockholders and the certificate of incorporation of the corporation may be called at any time by the Board. Except in special cases where other express provision is made by statute, notice of such special meetings shall be given in the same manner as for annual meetings of stockholders.

Section 3.4  Notice of Meeting.    Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting of the stockholders is called shall be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail or any other means permitted by the General Corporation Law of the State of Delaware (the “General Corporation Law”), to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid, and addressed to the stockholder at his or her address as it appears on the records of the corporation as of the record date prescribed in Section 3.8.1 and Section 10.1.1 of these Bylaws.

Section 3.5  Voting Lists.    The officer having charge of the stock transfer books for shares of the capital stock of the corporation shall make, at least 10 days before each meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting, with the address of and the number of shares registered in the name of, each stockholder. Such list shall be subject to inspection by any stockholder, for any purpose germane to the meeting, at any time during the period of 10 days before the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified in the notice of the meeting, at the place where the meeting is to be held. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder, for any purpose germane to the meeting, during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the stockholders entitled to examine such list or transfer books or to vote at any meeting of stockholders.

Section 3.6  Quorum.    A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business at a meeting of the stockholders. The stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if

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any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

Section 3.7  Adjourned Meeting and Notice Thereof.    Any stockholders’ meeting, whether annual or special, and whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares present, whether in person or represented by proxy, but in the absence of a quorum no other business may be transacted at such meeting, except as provided in Section 3.7 above. When any stockholders’ meeting, either annual or special, is adjourned for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Except as provided above, it shall not be necessary to give any notice of the adjourned meeting if the time and place thereof are announced at the meeting at which such adjournment is taken.

Section 3.8  Voting.

3.8.1      Record Date.    Unless a record date for voting purposes be fixed as provided in Section 10.1.1 of these Bylaws, and subject to the provisions of Section 217 of the General Corporation Law (relating to voting of shares held by fiduciaries, pledgors and joint owners), only persons in whose names shares entitled to vote stand on the stock records of the corporation at the close of business on the business day next preceding the day on which notice of the meeting is given or, if such notice is waived, at the close of business on the business day next preceding the day on which the meeting of stockholders is held, shall be entitled to vote at such meeting, and such day shall be the record date for such meeting.

3.8.2     Method; Vote Required.    Unless otherwise required by law, voting may be oral or by written ballot; provided, however, that all elections for directors must be by ballot if demanded by a stockholder before such voting begins. Except as provided in Section 3.5 and except with respect to election of directors, the affirmative vote of the majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by the General Corporation Law or the certificate of incorporation or these Bylaws. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

3.8.3    Voting of Shares by Certain Holders.    Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name.

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Shares standing in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name.

Neither treasury shares of its own stock held by the corporation, nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held directly or indirectly by the corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

Section 3.9  Conduct of Meetings.    The presiding officer at any meeting of stockholders, either annual or special, shall be the Chairman of the Board or, in his or her absence, the President or, in the absence of both the Chairman of the Board and the President, anyone selected by a majority of the Board. The secretary at such meetings shall be the Secretary of the corporation or, in his or her absence, anyone appointed by the presiding officer.

Section 3.10  Proxies.    At all meetings of the stockholders, every stockholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing and complying with the requirements of the General Corporation Law. No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy. A duly executed proxy shall be irrevocable if, and only so long as, it is coupled with an interest in the stock of the corporation or in the corporation generally which is sufficient in law to support an irrevocable power.

Section 3.11  Informal Action by Stockholders.    Unless otherwise stated in the certificate of incorporation, any action required to be taken or which may be taken at any annual or special meeting of the stockholders of the corporation may only be taken by written consent without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders of the corporation entitled to vote thereon.

Section 3.12  Inspectors of Election.    In advance of any meeting of stockholders, the Board may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment thereof. If inspectors of election be not so appointed, or if any persons so appointed fail to appear or refuse to act, the presiding officer of any such meeting may, and on the request of any stockholder or a stockholder’s proxy shall, make such appointment at the meeting. The number of inspectors shall be either one or three, as determined by presiding officer of the meeting. The duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of the proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining the result, and such acts as may be proper to conduct the election or vote with fairness to all stockholders.

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ARTICLE IV.

DIRECTORS

Section 4.1  Powers.    Subject to any limitations imposed by law, the certificate of incorporation and these Bylaws as to actions which shall be authorized or approved by the stockholders, and subject to the duties of directors as prescribed thereby, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board. Each director shall perform the duties of a director, including duties of a member of any Committee of the Board of which the director may serve, in good faith, in a manner the director believes to be in the best interests of the corporation and with such care, including responsible inquiry, as an ordinary prudent person in a like position would use under the same or similar circumstances.

Section 4.2  Number of Directors.    The exact number of directors shall be fixed from time to time by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the full Board.

Section 4.3  Election and Term of Office.    The directors shall be divided into three classes: the first class, the second class and the third class. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to the first class shall serve for a term ending upon the election of directors at the annual meeting next following the end of the calendar year 1995, the directors first elected to the second class shall serve for a term ending upon the election of directors at the second annual meeting next following the end of the calendar year 1995, and the directors first elected to the third class shall serve for a term ending upon the election of directors at the third annual meeting next following the end of the calendar year 1995. At each annual election commencing at the first annual meeting of stockholders, the successors to the class of directors whose term expires at the time shall be elected by the stockholders to hold office for a term of three years to succeed those directors whose term expires, so that the term of one class of directors shall expire each year.

In the event of any change in the authorized number of directors, each director then continuing to serve as such shall continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior resignation, disqualification, disability or removal.

Section 4.4  Newly Created Directorships and Vacancies. Any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause may only be filled by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, or, in the event of the failure of the directors or the sole remaining director so to act, by the stockholders at the next annual meeting which occurs after the expiration of a 90-day period commencing on the day the vacancy is created. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires. A director elected to fill a vacancy by

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reason of an increase in the number of directorships may be elected by a majority vote of the directors then in office, although less than a quorum of the Board, to serve until the next election of the class for which such director shall have been chosen. If the number of directors is changed, any increase or decrease may be allocated to any such class the Board selects in its discretion. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 4.5  Regular Meetings.    The Board shall meet regularly at the time and place designated in a resolution of the Board or by written consent of all members of the Board, whether within or without the State of Delaware, and no notice of such regular meetings need be given to the directors.

Section 4.6  Organization Meeting.    Following each annual meeting of stockholders, the Board shall hold a regular meeting at the place of said annual meeting or at such other place as shall be fixed by the Board, for the purpose of organization, election of officers, and the transaction of other business. Call and notice of such meetings are hereby dispensed with.

Section 4.7  Special Meetings.    Special meetings of the Board may be called by the Chairman of the Board, the President, the Chief Executive Officer, the Secretary, or any two directors. Notice of each such meeting shall be given to each director by the Secretary or by the person or persons calling the meeting. Such notice shall specify the time and place of the meeting, which may be within or without the State of Delaware, and the general nature of the business to be transacted, and no other business may be transacted at the meeting. Such notice shall be deposited in the mail, postage prepaid at least four days prior to the meeting, directed to the address of the director on the records of the corporation or delivered in person or by telephone or telegram, telecopy or other means of electronic transmission to the director at least 48 hours before the meeting. Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting, or an approval of the minutes thereof, whether before or after such meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 4.8  Quorum; Majority Action.    A majority of the authorized number of directors shall constitute a quorum for the transaction of business at any meeting of the Board, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed in Section 4.7 of these Bylaws. Every act or decision of a majority of the directors present at a meeting at which a quorum is present, made or done at a meeting duly held, shall be valid as the act of the Board, unless a greater number is required by law or the certificate of incorporation or these Bylaws.

Section 4.9  Action Without Meeting.    Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board shall

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individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board and shall have the same force and effect as a unanimous vote of the Board.

Section 4.10  Telephonic and Other Electronic Meetings.    Members of the Board may participate in any regular or special meeting, including meetings of committees of the Board, through use of conference telephone or other electronic communications equipment, so long as all members participating in such meeting can hear one another. Participation in a meeting pursuant to this section constitutes presence in person at such meeting.

Section 4.11  Fees and Compensation.    Fees and compensation of directors and members of committees for their services, and reimbursement for expenses, shall be fixed or determined by a resolution of the Board. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, employee, agent or otherwise, and receiving compensation therefor.

Section 4.12  Removal.    A director may be removed only for cause as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, which vote may only be taken at an annual meeting or a special meeting. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to the corporation and such adjudication is no longer subject to direct appeal.

Section 4.13  Directors Emeritus/Advisory Directors.    The board of directors may by resolution appoint directors emeritus or advisory directors who shall have such authority and receive such compensation and reimbursement as the board of directors shall provide. Directors emeritus or advisory directors shall not have the authority to participate by vote in the transaction of business.

ARTICLE V.

OFFICERS

Section 5.1  Executive Officers.    The executive officers of the corporation shall be the Chairman of the Board, the Chief Executive Officer, the President, each Senior Executive Vice President, each Executive Vice President, the Secretary, the Treasurer, the Chief Financial Officer and any other individual performing functions similar to those performed by the foregoing persons, including any Senior Vice President or Vice President designated by the Board as performing such functions.

Section 5.2  Election.    The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or Section 5.5, shall be chosen annually by the Board. Each officer shall hold his or her office until he or she shall resign or shall be removed or otherwise disqualified to serve, or his or her successor

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shall be elected and qualified, and shall perform such duties as are prescribed in the Bylaws or as the Board may from time to time determine.

Section 5.3  Subordinate Officers.    The corporation may have, at the discretion of the Board, one or more Senior Vice presidents, Vice Presidents and Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Financial Officers and such other officers as the Board may appoint, each of whom shall hold office for such period, have such authority and perform such duties as the Board may from time to time determine. The Board may delegate the authority to appoint, and to fix the compensation of, any subordinate officer or officers to any executive officer of the corporation. Any person may hold more than one office, executive or subordinate.

Section 5.4  Removal and Resignation.    Any officer may be removed, either with or without cause, by the Board, at any regular or special meeting thereof, or by any officer upon whom such power of removal may be conferred by the Board (without prejudice, however, to the rights, if any, of an officer under any contract of employment with the corporation).

Any officer may resign at any time by giving written notice to the Board or to the president or to the Secretary of the corporation, without prejudice, however, to the rights, if any, of the corporation under any contract to which such officer is a party. Any such resignation shall take effect at the date of the receipt or at any later time specified therein.

Section 5.5  Vacancies.    A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by the Board for the unexpired portion of the term.

Section 5.6  Compensation.    The Board shall fix the compensation of all of the officers of the corporation, except in the case of subordinate officers with respect to whom the authority to fix compensation has been delegated pursuant to Section 5.3 of these Bylaws.

Section 5.7  Chairman of the Board.    The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board and exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Board or prescribed by these Bylaws.

Section 5.8  Chief Executive Officer.    Subject to any powers that may be given by the Board to the Chairman of the Board, the Chief Executive Officer shall be the chief executive officer of the corporation and shall have general supervision, direction and control of the business and affairs of the corporation.

Section 5.9  President. Subject to any powers that may be given by the Board to the Chairman of the Board and to the Chief Executive Officer, the President shall be the chief operating officer of the corporation and shall, subject to the control of the Board, have the general powers and duties of management usually vested in the office

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of the president of a corporation, and shall have such other powers and duties as the Board shall from time to time prescribe.

Section 5.10  Secretary.    The Secretary shall keep, or cause to be kept, minutes of all meetings of the stockholders and Board in a book to be provided for that purpose, or in any other manner permitted by law, and shall attend to the giving and serving of all notices of meetings of stockholders and directors, and any other notices required by lain to be given. The Secretary shall be custodian of the corporate seal, if any, and shall affix the seal to all documents and papers requiring such seal. The Secretary shall have such other powers and duties as the Board from time to time shall prescribe.

Section 5.11  Chief Financial Officer.    The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the corporation, shall receive and keep all the funds of the corporation and shall pay out corporate funds on the check of the corporation, signed in such manner as shall be authorized by the Board. The Chief Financial Officer shall have such other powers and duties as the Board shall from time to time prescribe.

ARTICLE VI.

COMMITTEES

Section 6.1  Executive Committee. The Board may, by a resolution adopted by a majority of the authorized number of directors, but shall not be required to, designate an executive committee consisting of four or more directors, one of which shall be the Chairman of the Board or the Chief Executive Officer, to serve at the pleasure of the Board. If an executive committee is designated, it shall have, to the extent provided if the resolution of the Board or in these Bylaws, all the authority of the Board, except with respect to:

(a)           The approval of any action for which approval of the stockholders is also required by law;

(b)                                 The filling of vacancies of the Board or on any committee;

(c)           The fixing of compensation of the directors for serving on the Board or on any committee;

(d)                                 The amendment or repeal of Bylaws or the adoption of new Bylaws;

(e)           The amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable;

(f)            A distribution to the stockholders of the corporation, except at a rate or in a periodic amount or within a range determined by the Board;

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(g)           The appointment of other committees of the Board or the members thereof; and

(h)           The election, removal or fixing of the compensation of the Chairman of the Board, the Chief Executive Officer or the President.

The Board may, by resolution, fix the regular meeting date of the executive committee, and notice of any such regular meeting date shall be dispensed with. Special meetings of the executive committee may be held at the principal office of the corporation, or at any place which has been designated from time to time by resolution of the executive committee or by written consent of all members thereof and may be called by the Chairman of the Board, the President, any Executive Vice President who is a member of the executive committee, or any two members thereof, upon written notice to the members of the executive committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of the time and place of special meetings of the Board. Vacancies in the membership of the executive committee may be filled by the Board. A majority of the authorized number of members of the executive committee shall constitute a quorum for the transaction of business; and transactions of any meeting of the executive committee, however, called and noticed, or wherever held, shall be as valid as though at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the members not present signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporation’s records or made a part of the minutes of the meeting.

Any action required or permitted to be taken by the executive committee may be taken without a meeting if all members of the executive committee shall collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the executive committee. Such action by written consent shall have the same force and effect as a unanimous vote of such members of the executive committee. Any certificate or other document filed under any provision of the General Corporation Law which relates to action so taken shall state that the action was taken by unanimous written consent of the executive committee without meeting, and that these Bylaws authorize the members of the executive committee to so act.

Section 6.2  Other Committees.    The Board may, but shall not be required to, designate any other committee consisting of two or more directors, to serve at the pleasure of the Board. Any such committee shall possess such powers of the Board as the Board shall by its resolution provide, except that it shall not in any event have authority with respect to any of the transactions which are prohibited to the executive committee by Section 6.1.

Unless the Board shall otherwise prescribe the manner of proceedings of any other committee, meetings of such committee may be regularly scheduled in advance and may be called at any time by the Chairman of the Board, or the President, or any two

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members of the committee; otherwise, the provisions of these Bylaws with respect to notice and conduct of meetings of the Board shall govern.

ARTICLE VII.

RECORDS AND REPORTS

Section 7.1  Records.    The corporation shall maintain adequate and correct books and records of account of its business and properties.

Section 7.2  Checks and Drafts.    All checks, drafts and other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the corporation, shall be signed or endorsed by such person or persons and in such manner as shall be determined from time to time by resolution of the Board.

Section 7.3  Execution of Instruments.    The Board may authorize any officer or officers or agent or agents to enter into any contract or execute any instrument in the name of and on behalf of the corporation. Such authority may be general or confined to specific instances. Unless so authorized by the Board, no officer, agent or employee shall have any power or authority to pledge the corporation’s credit, or to render it liable for any purpose or for any amount.

Section 7.4  Fiscal Year.    The fiscal year of the corporation shall be the calendar year ending on December 31 each year.

Section 7.5  Annual Audit.    The corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by, and responsible to, the Board, or to a duly appointed committee thereof to the extent required by law. The appointment of such accountants shall be subject to annual ratification by the stockholders.

ARTICLE VIII.

DIVIDENDS ON STOCK

Section 8.1  Dividends on Stock.    Subject to applicable law, the certificate of incorporation and these Bylaws, the Board may, from time to time, declare, and the corporation may pay, dividends on the outstanding shares of capital stock of the corporation.

ARTICLE IX.

SHARES; CERTIFICATES

Section 9.1  Issuance.    The corporation, as authorized by the Board, may issue stock in uncertificated form and may also issue any and all forms of certificates for stock not inconsistent with law.

Section 9.2  Certificates for Shares.    Every holder of shares of the stock of the corporation represented by certificates shall be entitled to have a certificate signed in the name of the corporation by the Chairman of the Board or the President or a Vice

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President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretory, certifying the number of shares and the class or series of shares owned by the stockholder. Any of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

Section 9.3  Statements on Certificates.    Any certificates for shares of stock shall contain such legend or other statement as may be required by law or applicable rule or regulation, by these Bylaws or by any agreements between the corporation and the issuee thereof.

Section 9.4  Lost or Destroyed Certificates.    In case any certificate for stock or other security issued by the corporation is lost or destroyed, the Board may authorize the issuance of a new certificate or instrument therefor, on such terms and conditions as it may determine, after proof of such loss or destruction satisfactory to the Board. The Board may require a bond or other security in an adequate amount as indemnity for any such certificate or instrument when, in the Board’s judgment, it is proper to do so.

Section 9.5  Transfer.    Stock of the corporation shall be transferable on the books of the corporation by the person named in the certificate, or by the person entitled thereto, on surrender, in the case of shares issued in certificated form, of the certificate for cancellation, accompanied by proper evidence of succession, assignment or authority to transfer. The corporation shall be entitled to treat the holder of record of any stock certificate as the owner thereof and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such stock on the part of any other person, whether or not It shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

Section 9.6  Shares To Be Issued In Uncertificated Form.    Except as otherwise provided in a resolution of the Board, all shares of the corporation shall be uncertificated shares beginning on January 1, 2008. Notwithstanding the foregoing, shares represented by a certificate issued prior to January 1. 2008, shall be certificated shares until such certificate is surrendered to the corporation.

ARTICLE X.

MISCELLANEOUS

Section 10.1  Record Date.

10.1.1  Stockholders Meetings.    In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or adjournment thereof, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote

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at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

10.1.2     Other Actions.    In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, the Board may fix, in advance, a record date for the determination of such stockholders, which shall not be more than 60 days prior to such action.

10.1.3         Subsequent Transfers and Closing Transfer Books.   When a record date is fixed, only stockholders of record at the close of business on that date are entitled to notice and to vote or to receive the dividend, distribution or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the certificate of incorporation or by agreement or in the General Corporation Law. The Board may close the books of the corporation against transfers of shares during the whole, or any part, of any such period.

Section 10.2  Inspection of Corporate Records.

10.2.1     By Stockholders.    Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof and in compliance with all other requirements of the General Corporation Law, have the right during the usual hours of business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder.

10.2.2       By Directors.    Each director shall have the right at any reasonable time to inspect all books, records, documents of every kind, and the physical properties of the corporation. The inspection may be made in person or by agent or attorney, and the right of inspection includes the right to make extracts and copies thereof.

Section 10.3  Corporate Seal.    The corporate seal of the corporation, if any, shall be in such form as the Board shall prescribe.

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ARTICLE XI.

AMENDMENT OF BYLAWS

These Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast at a legal meeting of the stockholders or by a resolution adopted by a majority of the directors then in office.

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